Exhibit 10.1

Execution Version

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (i) NOT MATERIAL AND (ii) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

[*****] indicates the redacted confidential portions of this exhibit.

SHARE PURCHASE AGREEMENT

BY AND AMONG

SOUNDCHIP SA,

THE SHAREHOLDERS OF SOUNDCHIP SA,

DSP GROUP LTD.,

and

MARK DONALDSON, BEN SKELTON AND PAUL DARLINGTON, as

FOUNDERS and SHAREHOLDERS’ REPRESENTATIVES

Dated as of June 5, 2020

TABLE OF CONTENTS

SHARE PURCHASE AGREEMENT

This SHARE PURCHASE AGREEMENT (this “Agreement”) is made as of June 5, 2020, by and among SoundChip SA, a Swiss company (“Company”), the shareholders of the Company listed on Schedule I hereto (collectively, the “Shareholders” or the “Shareholders”), DSP Group Ltd., an Israeli company (“Buyer”) and Mark Donaldson, Ben Skelton and Paul Darlington (each a “Founder” and collectively the “Founders”), individually and in their capacity as shareholders’ representatives (the “Shareholders’ Representatives”). Capitalized terms used and not defined herein have the meanings set forth in Annex A.

RECITALS

WHEREAS, the Shareholders own at the time of Closing, beneficially and of record, all of the issued and outstanding share capital of Company (the “Shares”).

WHEREAS, Shareholders desire to sell to Buyer, and Buyer desires to purchase from Shareholders, the Shares on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

Purchase and sale

Section 1.01     Purchase and Sale. On the terms and subject to the conditions herein expressed and based on the representations, warranties, covenants and agreements contained herein, at the Closing each of the Shareholders agrees to sell, transfer and assign to Buyer, free and clear of any Encumbrances, and Buyer agrees to purchase from each Shareholder the number of Shares set forth on Schedule I opposite its name, such that as of the Closing, Buyer shall acquire one hundred percent (100%) of the Shares.

Section 1.02     Closing. Subject to the terms and conditions of this Agreement, the purchase and sale of the Shares contemplated hereby shall take place at a closing (the “Closing”) to be held at 10:00 am, Eastern Standard Time (or such other mutually agreed upon time), on July 1, 2020, subject to the conditions to Closing set forth in ARTICLE VI having been satisfied or waived at or prior to such date (other than conditions which, by their nature, are to be satisfied on the Closing Date but subject to the satisfaction or waiver of such conditions) or at such other time or on such other date or at such other place as Company and Buyer may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”).

Section 1.03     Purchase Price; Closing Payment.

(a)     The aggregate purchase price payable to Shareholders by Buyer (the “Purchase Price”) for the Shares sold pursuant to this Agreement shall be the sum of:

(i)     $14,500,000 (the “Headline Value”); plus or minus

(ii)     the Net Working Capital Adjustment, as reflected in the Final Closing Statement, minus

(iii)     any Company Transaction Expenses which have not been paid in full prior to Closing (to the extent not so paid), which shall be paid by Buyer (on behalf of the Company) at or prior to the Closing in immediately available funds for deposit to the accounts set forth in the applicable Pay-Off Letters, plus

(iv)     subject to Section 1.04(a), an incentive payment of $3,000,000 (the “Earn-Out Payment”), plus

(v)     subject to Section 1.04(b), an incentive payment of $3,000,000 (the “Super Earn-Out Payment”).

(b)     Following the satisfaction or waiver of each of the conditions to Closing listed in Section 6.02 and Section 6.03 above, with the exception only of Section 6.02(h) (in the case of Buyer) and Section 6.03(d) (in the case of the Company and the Shareholders), Buyer shall transfer the sum of: (w) the Headline Value, plus or minus (x) the estimated Net Working Capital Adjustment, as reflected in the Estimated Closing Statement, minus (y) the Company Transaction Expenses, as reflected in the Estimated Closing Statement, minus (z) the Representatives' Reserve (together, the "Closing Escrow Deposit"), to an escrow account to be opened and held by the Escrow Agent pursuant to the Escrow Agreement (the “Escrow Account”), of which, upon the Closing:

(i)     (1) $400,000 will be deemed the six month “Holdback Amount” and (2) $2,000,000 will be deemed the “Indemnity Escrow and Founder Retention Escrow,” and together with the Holdback Amount, the “Escrow Amount”, and will be held and released in accordance with the terms of this Agreement and the Escrow Agreement (it being acknowledged that the Founders are solely funding the Indemnity Escrow and Founder Retention Escrow and all amounts not paid to Buyer from such Indemnity Escrow and Founder Retention Escrow will, upon distribution, be paid solely to such Founders in accordance with such Founders' Contribution Percentage); and

(ii)     The remainder shall be promptly distributed by the Escrow Agent to the respective Shareholders in the amounts and to the accounts specified in the Funds Flow Statement, pursuant to the Escrow Agreement.

(c)     At the Closing, Buyer shall pay the Company Transaction Expenses, as reflected in the Estimated Closing Statement, in immediately available funds for deposit to the accounts set forth in the applicable Pay-Off Letters, and shall pay to the Shareholders’ Representatives the amount of $200,000 the (“Representatives’ Reserve”) of which: (i) $150,000 will be held by the Shareholders’ Representatives to fund any Net Working Capital Adjustment and unpaid Company Transaction Expenses in excess of the Holdback Amount (as hereinafter defined) as well as Losses arising under Sections 7.02(a)(ii), (iii), (iv) and (v) and the Tax indemnity under Section 5.09 (the “Holdback Representatives’ Reserve”) and any fees incurred by the Shareholders’ Representatives in negotiating, disputing or investigating such amounts or Losses (such Holdback Representatives’ Reserve to be funded by all Shareholders), and (ii) $50,000 will be held by the Shareholders’ Representatives (and funded solely by the Founders from the Closing Payment otherwise payable to them) to fund the negotiation, dispute or investigation of any claims arising under Section 7.02(a) in the Shareholders’ Representatives’ sole discretion, notwithstanding anything contained in this Agreement or any other Transaction Document.

(d)     The Representatives' Reserves shall be paid into a segregated account that shall be opened and managed by the Shareholders' Representatives or by any escrow agent appointed on their behalf, details of which shall be set out in the Funds Flow Statement. It is understood and agreed that the Representatives’ Reserves are made solely by the Shareholders and Shareholders' Representatives at their election and discretion and the creation and funding thereof are solely for their benefit, and Buyer is not a third party beneficiary thereof and shall have no liability as to the manner in which the Shareholders' Reserves are disbursed by the Shareholders' Representatives. For all intents and purposes, the Representatives' Reserves shall be treated as having been voluntarily set aside by the Shareholders or Founders (as the case may be) at the time of Closing, for use at the election and discretion of the Shareholders' Representatives. Subject to the provisions of Section 5.09, any funds remaining in the Representatives' Reserves shall be distributed by the Shareholders' Representatives to the Shareholders, promptly following the completion of the Shareholders' Representatives' duties, in accordance with their respective percentage interests as shareholders in the Company immediately prior to the Closing in the case of the Holdback Representatives’ Reserve, and to the Founders in accordance with their respective Contribution Percentage (determined as of the Closing Date) in the case of the Representative Reserve funded solely by the Founders.

Section 1.04     Earn-out.

(a)     In the event that Buyer or its Affiliates (including the Company), during the period between July 1, 2020 and December 31, 2022 (the “Earn-Out Period”), accept purchase orders (the "Strategic POs") for at least [*****] units of its DBM chipsets or any derivatives or spin-offs thereof, incorporating Company modules, for use in one of the following customers: [*****] branded headphones or earphones (together, the “DBMx Devices”), that are (i) scheduled to be delivered during the Earn-Out Period and (ii) actually delivered during the Earn-Out Period (the “Earn-Out Target”), then Buyer shall pay the Earn-Out Payment, without any set-off or deduction in accordance with Section 1.04(e).

(b)     In the event that Buyer or its Affiliates (including the Company), during the Earn-Out Period, deliver at least [*****] DBMx Devices (the “Super Earn-Out Target”), then Buyer shall pay the Super Earn-Out Payment, without any set-off or deduction in accordance with Section 1.04(e).

(c)     During the Earn-Out Period, Buyer shall not take any action that is intended to result in a failure to meet the Earn-Out Target or the Super Earn-Out Target, and will (and will cause its agents and Affiliates, including the Company, to), timely handle and process all Strategic POs in the ordinary course of Buyer's business, provided, that nothing herein shall be deemed to create an obligation on Buyer or its Affiliates (including the Company) to accept any Strategic POs with a delivery lead-time that is shorter than Buyer's standard delivery lead-time, or that contain terms and conditions that are inconsistent with Buyer's standard terms and conditions for product delivery or are, in Buyer's sole discretion, onerous.

(d)     Buyer shall provide to the Shareholders’ Representatives, within seven (7) Business Days of their written request, with a written notice of the number of DBMx Devices ordered and/or delivered up to the month then ended in the then current year, beginning in the month in which the Closing occurs through December 31, 2022. All such written notices shall be certified by Buyer's VP Finance. Copies of all Strategic POs received by the Buyer or its Affiliates (including the Company) shall be provided by Buyer to the Shareholders’ Representatives within thirty (30) days of receipt by Buyer or its Affiliates (including the Company).

(e)     If the Earn-Out Target or the Super Earn Out Target is met by the end of the Earn-Out Period, then the Earn-Out Payment and the Super Earn-Out Payment (as applicable) will be paid to the Shareholders, by depositing such payments with the Escrow Agent by no later than February 15, 2023, for prompt distribution to the Shareholders in accordance with the allocation and to the accounts set forth in the Funds Flow Statement. If the Earn-Out Target or the Super Earn-Out Target is met by the end of the Earn-Out Period but the Earn-Out Payment and the Super Earn-Out Payment (as applicable) is not deposited in full with the Escrow Agent with instructions to promptly pay such amount to the Shareholders on or before February 15, 2023, Buyer shall pay to the Shareholders interest on such unpaid amount for the period commencing February 15, 2023 until the date of payment at the greater of an annual rate of (i) eight and one/half percent (8.5%) or the Federal Funds Rate then in effect plus seven (7%) percent, in each case, with such interest amount doubling if the Earn-Out Payment or the Super Earn-Out Payment is not paid by May 15, 2023.

(f)     For the sake of clarity, if (i) the Earn-Out Target is not met in full by the end of the Earn-Out Period, the Shareholders shall not be entitled to the Earn-Out Payment or any part thereof, and (ii) the Super Earn-Out Target is not met in full by the end of the Earn-Out Period, the Shareholders shall not be entitled to the Super Earn-Out Payment or any part thereof.

(g)     For the purposes of this Section 1.04, and notwithstanding anything in this Section 1.04 to the contrary, the Earn-Out Target shall be deemed to have been met if by the end of the Earn-Out Period, Buyer or its Affiliates (including the Company) accept Strategic POs for the required number of DBMx Devices as set out in Section 1.04(a), that are scheduled to be delivered during the Earn-Out Period but their delivery is delayed, other than as a result of any act or omission of any of the Shareholders' Representatives (in their capacity as such or as officers of the Company), by no more than three (3) months (i.e., such Strategic POs are in fact delivered by March 31, 2023), provided that in such case, all dates referenced in Section 1.04(e) shall be postponed by three (3) months, and Section 1.04(e) shall be read mutatis mutandis.

Section 1.05     Escrow.

(a)     Immediately prior to the Closing, the Shareholders, Buyer and the Escrow Agent shall enter into the Escrow Agreement, pursuant to which Buyer shall, in accordance with Section 1.03, deposit with the Escrow Agent the Closing Escrow Deposit and, subject to the Closing, the Escrow Agent shall make the distributions of payments as contemplated under Section 1.03(b)(ii), Section 1.04, this Section 1.05, Section 1.07 and Section 1.08, and take the other actions contemplated to be made and taken by the Escrow Agent pursuant to and in accordance with this Agreement. Buyer and the Shareholders’ Representatives jointly will notify the Escrow Agent of the Closing Date. Buyer shall be solely responsible for the costs and expenses of the Escrow Agent.

(b)     If the Net Working Capital Adjustment results in a payment due to the Buyer or the Buyer discovers any unpaid Company Transaction Expense which were not paid at Closing, the Holdback Amount shall first be used to satisfy such Net Working Capital Adjustment and/or unpaid Company Transaction Expenses, as the case may be. The balance of the Holdback Amount may thereafter be used to satisfy Losses incurred by Buyer for which a Direct Claim or Third-Party Claim has been received by Shareholders’ Representatives prior to the six (6) month anniversary of the Closing Date (the “Holdback Termination Date”), and the balance of such Holdback Amount, if any, will be paid from the Escrow to the Shareholders in accordance with the allocation set forth in the Funds Flow Statement on the Holdback Termination Date in accordance with the terms and conditions of the Escrow Agreement.

(c)     In the event that any Founder shall be terminated by the Company for Cause (as defined in his respective Employment Agreement) or shall voluntarily terminate his employment with the Company other than for Good Reason, Disability (as such terms are defined in his respective Employment Agreement) or death (such Founder being a “Leaving Founder”) at any time prior to the second (2nd) anniversary of the Closing Date, then a portion of the Indemnity Escrow and Founder Retention Escrow, or any remaining balance thereof, will be released to Buyer (and the Buyer and the Shareholders' Representatives will promptly instruct the Escrow Agent to release), as follows:

(i)     If such Founder becomes a Leaving Founder at any time prior to the first (1st) anniversary of the Closing Date, then one hundred percent (100%) of such Leaving Founder's Contribution Amount less such Leaving Founder’s Contribution Percentage (determined as of the Closing Date) of any amounts previously paid to Buyer on account of Third-Party Claims or Direct Claims shall be released to Buyer.

(ii)     If such Founder becomes a Leaving Founder at any time between the first (1st) anniversary of the Closing Date and the second (2nd) anniversary of the Closing Date, then fifty percent (50%) of such Leaving Founder's Contribution Amount less such Leaving Founder’s Contribution Percentage (determined as of the Closing Date) of any amounts previously paid to Buyer on account of Third-Party Claims or Direct Claims shall be released to Buyer.

(d)     The Indemnity Escrow and Founder Retention Escrow will be released (and the Buyer and the Shareholders' Representatives will promptly instruct the Escrow Agent to release) to each Founder who did not previously become a Leaving Founder (such Founder being a “Retained Founder”) in accordance with his then Contribution Percentage, relative to the other Retained Founders (so that the aggregate of the Contribution Percentages of all remaining Retained Founders equal 100%), as follows:

(i)     On the first anniversary of the Closing Date, the difference of (A) fifty percent (50%) of such Retained Founder's Contribution Amount, less (B) such Retained Founder’s Contribution Percentage (determined as of the Closing Date) multiplied by the sum of: (x) any Direct Claims or Third-Party Claims paid to Buyer on or before such first (1st) anniversary; plus (y) the total value of any Third-Party Claims and Direct Claims made by the Buyer on or before such first (1st) anniversary which are still outstanding, shall be released to each Retained Founder (such status determined as of the first (1st) anniversary of the Closing Date).

(ii)     On the second anniversary of the Closing Date, the difference of: (A) one hundred percent (100%) of such Retained Founder’s Contribution Percentage (relative to the other Retained Founders as of said date) multiplied by the balance of the Indemnity Escrow and Founder Retention Escrow remaining on such date, less (B) such Retained Founder’s Contribution Percentage (determined as of the Closing Date) multiplied by the total value of any Third-Party Claims or Direct Claims made by the Buyer on or before the second (2nd) anniversary of the Closing Date which are still outstanding, shall be released to each Retained Founder (such status determined as of the second (2nd) anniversary of the Closing Date).

(iii)     Following the resolution of all Third-Party Claims and Direct Claims which are outstanding as of the second anniversary of the Closing Date in accordance with ARTICLE VII, the remaining balance of the Indemnity Escrow and Founder Retention Escrow, if any, shall be promptly released to each Retained Founder (such status determined as of the second (2nd) anniversary of the Closing Date) such that each Retained Founder shall receive his Contribution Percentage (determined relative to the other Retained Founders as of the second (2nd) anniversary of the Closing Date so that the aggregate of the Contribution Percentages of the Retained Founders as of the second (2nd) anniversary of the Closing Date equal 100%) of said balance.

Section 1.06     Estimated Closing Statement. The Company will deliver to Buyer, not less than five (5) Business Days prior to the Closing Date, a memorandum (the “Estimated Closing Statement”) setting forth the Company’s good faith calculation and estimates of (i) the Net Working Capital Adjustment and (ii) any Company Transaction Expenses which remain outstanding as of immediately prior to Closing. Buyer shall have the right to review and comment on the Estimated Closing Statement. The Company shall (and shall cause its Representatives to), during such five (5)-Business Day period prior to the Closing Date, cooperate with Buyer and its Representatives (including by providing additional information), and will give consideration in good faith to any comments proposed by Buyer to the Estimated Closing Statement. The Estimated Closing Statement shall be prepared (and the estimates, determinations and calculations contained therein shall be made) in accordance with this Agreement, including Section 1.07(e). The Estimated Closing Statement, to be binding on the parties for purposes of the Closing, shall be subject to Buyer's approval (not to be unreasonably withheld or delayed).

Section 1.07     Closing Statement; Net Working Capital Adjustment.

(a)     As soon as reasonably practicable, but not later than sixty (60) days after the Closing Date, Buyer shall prepare and deliver to the Shareholders' Representatives a statement setting forth in reasonable detail its proposed final determination of (i) the Net Working Capital Adjustment, and (ii) any Company Transaction Expenses which were not paid as part of the Closing Payment (the “Closing Statement”).

(b)     Within thirty (30) days following receipt by the Shareholders’ Representatives of the Closing Statement, the Shareholders’ Representatives may object to any of the components set forth in the Closing Statement by delivering written notice (an “Objection Notice”) to Buyer of any dispute it has with respect to the preparation or content of the Closing Statement. The Objection Notice shall contain the Shareholders’ Representatives' proposal or proposals with respect to the calculation of each such disputed component of the Closing Statement. If the Shareholders’ Representatives do not timely deliver an Objection Notice with respect to the Closing Statement within such thirty (30) day period, the Closing Statement will be final, conclusive and binding on the parties. If the Shareholders’ Representatives notifies Buyer that it does not dispute the Closing Statement, the Closing Statement will become final, conclusive and binding on the parties at the time such notice is delivered. If an Objection Notice is timely delivered within such thirty (30) day period: (i) any amount set forth in the Closing Statement and not disputed in such Objection Notice shall be final, binding and conclusive on the parties; and (ii) Buyer and the Shareholders’ Representatives shall negotiate in good faith during the thirty (30) day period after delivery of such Objection Notice to resolve each dispute raised therein (each, an “Objection”), and if any Objection is resolved, the item so resolved shall be deemed final, binding and conclusive upon the parties. If Buyer and the Shareholders’ Representatives, notwithstanding such good faith efforts, fail to resolve all of the Objections within such thirty (30) day period (or such longer period as they may mutually agree in writing), then at the end of such period Buyer and the Shareholders’ Representatives shall jointly engage the Neutral Accountant to review and resolve all unresolved Objections (acting as an expert and not an arbitrator) in accordance with this Agreement as soon as practicable thereafter (but in any event within thirty (30) days after engagement of the Neutral Accountant). Buyer and the Shareholders’ Representatives shall cause the Neutral Accountant to deliver a written report containing its calculation of the disputed Objections (which calculation shall be within the range of dispute between the Closing Statement and the Objection Notice) within such thirty (30) day period. All Objections that are determined by the Neutral Accountant will be final, conclusive and binding on the parties absent manifest error, effective as of the date the Neutral Accountant's written determination is received by Buyer and the Shareholders’ Representatives. The costs and expenses of the Neutral Accountant shall be allocated equally between, and paid by, the Shareholders’ Representatives from the Representatives’ Reserve) and Buyer, respectively. The Closing Statement, as finally determined under this Section 1.07(b) shall be the “Final Closing Statement.”

(c)     Buyer shall, and shall cause the Company to, make available to the Shareholders’ Representatives and their Representatives and the Neutral Accountant, during normal business hours and upon reasonable advance notice, (i) the books and records of the Company, (ii) the working papers related to the preparation of the Closing Statement (including the determinations included therein) and (iii) the financial records, accounting personnel and advisors of the Company, in each case, in order to facilitate (x) the Shareholders’ Representatives’ review of the Closing Statement and (y) the resolution of any Objections with respect to the Closing Statement. Notwithstanding anything to the contrary in this Agreement, neither the Buyer nor the Company shall be required to disclose any information to the Shareholders’ Representatives and their Representatives if such disclosure would; (x) jeopardize any attorney-client or other privilege; or (y) contravene any applicable Law.

(d)     If in the aggregate, the Net Working Capital and the unpaid Company Transaction Expenses, as finally determined in the Final Closing Statement, differs from the estimated amount thereof set forth in the Estimated Closing Statement, the following shall occur:

(i)     If such difference results in an increase of the Closing Payment, then Buyer shall pay to the Shareholders an amount equal to such excess by wire transfer of immediately available funds to the Escrow Agent within seven (7) Business Days after the date on which the Final Closing Statement is finally determined and the Escrow Agent shall promptly distribute payments to the Shareholders in accordance with the allocation set forth in the Funds Flow Statement.

(ii)     If such difference results in a decrease of the Closing Payment, then within seven (7) Business Days after the date on which the Final Closing Statement is finally determined, Buyer and the Shareholders’ Representatives shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to disburse to Buyer the amount of the shortfall from the Holdback Amount, and any shortfall shall be paid by the Shareholders’ Representative from the Representatives Reserve. If the Holdback Amount and Representatives’ Reserve shall still be insufficient to fund such excess shortfall, Buyer and the Shareholders’ Representatives shall deliver joint written instructions to the Escrow Agent to disburse that shortfall from the Indemnity Escrow and Founder Retention Escrow.

(e)     Accounting Procedures. The Estimated Closing Statement, the Closing Statement and the determinations and calculations contained therein shall be prepared and calculated in accordance with GAAP as in effect on the date of this Agreement except that such statements, calculations and determinations: (i) shall be based on facts and circumstances as they exist at or prior to the Closing and shall exclude the effect of any act, decision or event occurring on or after the Closing; (ii) shall follow the defined terms contained in this Agreement whether or not such terms are consistent with GAAP; and (iii) shall calculate any reserves, accruals or other non-cash expense items on a pro rata (as opposed to monthly accrual) basis to account for a Closing that occurs on any date other than the last day of a calendar month.

Section 1.08     Pay-Off Letters; Funds Flow Statement. In order to facilitate the payments contemplated by Section 1.03(b)(ii), the Company shall deliver to Buyer and the Escrow Agent, not less than two (2) Business Days prior to the anticipated Closing Date: (i) executed Pay-Off Letters; and (ii) the Funds Flow Statement. The Funds Flow Statement shall be prepared in accordance with the form attached hereto as Exhibit A and in compliance with the terms and conditions of this Agreement. All of the calculations and amounts set forth in the Funds Flow Statement shall be deemed to be conclusive and binding on the parties, and Buyer shall be entitled to rely upon and shall incur no Liability as a result of its reliance on the Funds Flow Statement.

Section 1.09     Reserved.

Section 1.10     Withholding Rights. Notwithstanding any other provision in this Agreement, each of Buyer, the Company, and the Escrow Agent shall be entitled to deduct and withhold from any consideration payable pursuant to this Agreement amounts that are required to be deducted or withheld under applicable Laws. To the extent such amounts are deducted and withheld, such amounts shall be remitted to the applicable Governmental Authority, and such amounts shall be treated for all purposes under this Agreement as having been paid to the Person with respect to which such deduction and withholding was made. The Buyer shall cooperate with the Shareholders in qualifying the consideration for any exemptions from withholding.

ARTICLE II

Representations and warranties of THE COMPANY

Except as set forth in the Disclosure Schedules, the Company represents and warrants to Buyer that the statements contained in this ARTICLE II are true and correct as of the date hereof and shall be true as of the Closing Date (it being acknowledged that (i) disclosure made in any section of the Disclosure Schedules with reasonable particularity shall be deemed incorporated by reference to all other applicable sections thereto to which the relevance of such information is reasonably apparent on its face, and (ii) the disclosure of any matter in the Disclosure Schedules does not constitute an acknowledgement that such matter is required to be disclosed or is material to the representations and warranties in this Agreement).

Section 2.01     Organization and Authority of the Company. The Company is duly formed and validly existing under the Laws of Switzerland. The Company has all necessary power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by the Company of this Agreement, the performance by the Company of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all requisite corporate action. This Agreement has been duly executed and delivered by the Company, and (assuming due authorization, execution and delivery by Buyer) constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). The Company is duly licensed or qualified to do business and is in good standing (as applicable) in Switzerland, United Kingdom, Hong Kong SAR and in each other jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect. The Company has made available to Buyer true, complete and correct copies of the Company’s Organizational Documents as currently in full force and effect and no amendments are pending with respect thereto, and the Company is not in violation of any terms thereof.

Section 2.02     Capitalization.

(a)     As of the date hereof, the authorized capital stock of the Company consists of CHF 54'017.60 divided into 540'176 ordinary shares of CHF 0.1 par value each which is valid until December 4, 2020. The share capital of the Company as of the date hereof consists of CHF 195'982.40 divided into 1'959'824 ordinary shares of CHF 0.1 par value each which are issued and outstanding and constitute the Shares. All of the Shares have been duly authorized, are validly issued, fully paid and non-assessable, have been issued in compliance with applicable Laws, and are owned of record and beneficially by the Shareholders, as set forth on Section 2.02(a) of the Disclosure Schedules.

(b)     Except for the Shares, there are no outstanding or authorized Equity Interests, including any options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock of the Company, obligating the Company to issue or sell any shares of capital stock or membership interest, as the date may be, of, or any other interest in, the Company. The Company does not have any outstanding or authorized any stock/membership interest appreciation, phantom stock/membership interest, profit participation or similar rights in another Person.

(c)     No Person has ever commenced or to the Company’s Knowledge, threatened to commence any Proceeding against the Company with respect to, or to the Company’s Knowledge, otherwise claimed ownership or entitlement to, such Person’s or any other Person’s ownership of, title to or interest in any of the Company’s Equity Interests.

(d)     Other than as set forth in Section 2.02(d) of the Disclosure Schedules, there are no (i) preemptive rights, rights of first refusal or similar rights on the part of any holders of any class of securities of the Company; (ii) subscriptions, options, restricted stock, warrants, conversion, exchange or other rights, agreements, commitments, arrangements or understandings of any kind obligating the Company, contingently or otherwise, to issue or sell, or cause to be issued and sold, any Equity Interests, shares of or other interest in share capital of any class of the Company or any securities convertible into or exchangeable for any such shares; or (iii) to the Company’s Knowledge, shareholder agreements, voting trusts or other agreements or understandings relating to the voting, purchase, redemption or other acquisition of any shares of the share capital, or other Equity Interests of the Company.

Section 2.03     No Subsidiaries. The Company does not own, or have any interest in any shares or have an ownership interest in any other Person.

Section 2.04     No Conflicts; Consents. The execution, delivery and performance by Company of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not: (a) result in a violation or breach of any provision of the Organizational Documents of the Company; (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to the Company; or (c) except as set forth in Section 2.04 of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under any Material Contract, except in the cases of clause (b), where the violation, breach, conflict, default, acceleration or failure to give notice would not have a Material Adverse Effect, or (d) except as set forth in Section 2.04 of the Disclosure Schedules, give rise to a right of termination, cancellation or acceleration of any obligation under, or result in the loss of any material right under, any Permit, Lease or any Material Contract to which the Company is a party or by which it or its properties or assets are bound or subject, or result in the creation or imposition of any Encumbrances. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by the Company in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, except for such filings as may be required as set forth in Section 2.04(e) of the Disclosure Schedules.

Section 2.05     Financial Statements. Copies of the Company’s (i) audited financial statements consisting of the balance sheet of the Company as of December 31, 2018, for the year then ended and the related statements of income and retained earnings and shareholders’ equity (the “2018 Audited Financial Statements”), (ii) audited financial statements consisting of the balance sheet of the Company as of December 31, 2019, for the year then ended and the related statements of income and retained earnings and shareholders’ equity (the “2019 Audited Financial Statements”), (iii) interim audited financial statements consisting of the balance sheet of the Company as of March 31, 2020 and the related statements of income and retained earnings and shareholders’ equity (the "Q1 2020 Audited Financial Statements"), and (iv) unaudited Company accounting system-generated balance sheet of the Company dated as of April 30, 2020 (the financial statements listed in clauses (ii) and (iii) are collectively, the “Interim Financial Statements” and together with the 2018 Audited Financial Statements, the 2019 Audited Financial Statements and the Q1 2020 Audited Financial Statements, collectively, the “Financial Statements”) have been delivered or made available to Buyer, except that the 2019 Audited Financial Statements and the Q1 2020 Audited Financial Statements shall be delivered or made available to Buyer at least two (2) Business Days prior to Closing. The Financial Statements have been prepared in accordance with the Swiss Code of Obligations and GAAP applied on a consistent basis throughout the period involved, subject, in the case of the Interim Financial Statements, to normal recurring year-end adjustments and the absence of notes. The Financial Statements fairly present in all material respects the financial condition of the Company as of the respective dates they were prepared and the results of the operations of the Company for the periods indicated. The balance sheet of the Company as of March 31, 2020 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date” and the balance sheet of the Company as of April 30, 2020 is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date”. The Financial Statements have been prepared from, and in accordance with, the books and records of the Company, which books and records reflect the income, assets and liabilities of the Company.

Section 2.06     Undisclosed Liabilities. Except as set forth on Section 2.06 of the Disclosure Schedules or as specifically identified on the face of the Financial Statements, the Company has no Liabilities, obligations or commitments of a type required to be reflected on a balance sheet prepared in accordance with GAAP, except (i) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date; (ii) those which have been incurred in the ordinary course of business since the Balance Sheet Date and which are not material in amount; and (iii) the Company Transaction Expenses.

Section 2.07     Absence of Certain Changes, Events and Conditions. Except as expressly contemplated by the Agreement or as set forth on Section 2.07 of the Disclosure Schedules, from the Interim Balance Sheet Date until the date of this Agreement, the Company has operated in the ordinary course of business in all material respects and there has not been, with respect to the Company, any:

(a)     event, occurrence or development that has had a Material Adverse Effect;

(b)     amendment of the Organizational Documents of the Company;

(c)     split, combination or reclassification of any shares of the Company’s capital stock;

(d)     issuance, sale or other disposition of any of the Company’s share capital, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of the Company’s share capital;

(e)     declaration or payment of any dividends or distributions on or in respect of any of the Company’s capital stock or redemption, purchase or acquisition of the Company’s capital stock;

(f)     material change in any method of accounting or accounting practice of the Company, except as required by GAAP or applicable Law or as disclosed in the notes to the Financial Statements;

(g)     incurrence, assumption or guarantee of any Indebtedness for borrowed money in an aggregate amount exceeding $100,000, except unsecured current obligations and liabilities incurred in the ordinary course of business;

(h)     sale or other disposition of any of the assets shown or reflected on the Balance Sheet, except in the ordinary course of business and except for any assets having an aggregate value of less than $100,000;

(i)     increase in the compensation of its Employees, other than as provided for in any written agreements or in the ordinary course of business;

(j)     adoption, amendment or modification of any Benefit Plan, the effect of which in the aggregate would increase the obligations of the Company by more than five percent of its existing annual obligations to such plans;

(k)     acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof;

(l)     adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law; or

(m)      any agreement to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Without limiting the generality of the foregoing, the content of that certain letter sent by the Company to Messrs. Ofer Elyakim, Dror Levy and David Enzer, dated March 1, 2020 in respect of the Company's Operating Plan, is true and correct in all material respects as of the date of this Agreement.

Section 2.08     Material Contracts.

(a)     Section 2.08(a) of the Disclosure Schedules lists each of the following contracts and other agreements of the Company (together with all Leases listed in Section 2.10(b) of the Disclosure Schedules, collectively, the “Material Contracts”), including the dates of such Material Contracts and any amendments or modifications thereof and the parties thereto:

(i)     any Contract which requires payments, or commitments to make payments, by or to the Company in excess of $75,000 during any period of twelve (12) consecutive calendar months;

(ii)     any Contract that constitutes a settlement, conciliation, or similar contract (A) with any Governmental Authority or (B) pursuant to which the Company has obligations to pay consideration after the date of this Agreement in excess of $75,000;

(iii)     any Contract relating to any capital expenditures in excess of $75,000;

(iv)     any Contract relating to the sale of any of the Company’s assets, other than in the ordinary course of business, for consideration in excess of $100,000;

(v)     any Contract relating to the acquisition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(vi)     any Contract that constitutes a joint venture, joint development, partnership, or other similar agreement or arrangement with outside third parties or relate to the formation, creation, operation, management or control of any such partnership or joint venture;

(vii)     any Contract that contains “most favored nation” obligations, minimum purchase requirements or commitments or similar restrictions binding on the Company;

(viii)     any Contract pursuant to which the Company has (x) acquired a license with respect to any Software that forms part of the Company Intellectual Property (other than commercially-available, off the shelf Software with a replacement cost and/or annual license fee of less than $25,000), patents, trademarks or copyrights, (y) granted to any Person an express, and not implied, license to any Software that forms part of the Company Intellectual Property (other than licenses granted to customers in the ordinary course of business), patents, trademarks or copyrights, or (z) agreed not to sue any Person or been granted a covenant not to sue with respect to, consented to the use by and third party of, or agreed not to register any Intellectual Property, including any settlement or coexistence agreement; and

(ix)     all employment agreements and all other Contracts between or among the Company on the one hand and a Shareholder or any Affiliate of a Shareholder (other than the Company) on the other hand;

(x)     all agreements that provide for indemnification of any current or former director, officer or employee of the Company or that contain any other similar indemnification obligations to directors, officers or employees of the Company;

(xi)     any Contract that places or imposes an Encumbrance on any material asset of the Company;

(xii)     excluding any Contract with the Buyer or its Affiliates, any Contract containing provisions that prohibit the Company from competing in any line of business or that grant a right of exclusivity to any Person that prevents the Company from entering any territory, market or field or freely engaging in business anywhere in the world or that otherwise prohibit or restrict the Company or its officers, directors, managers, owners or employees from soliciting customers or suppliers, or soliciting or hiring employees of another Person;

(xiii)     excluding any Contract with the Buyer or its Affiliates, any Contract, the breach or termination of which would reasonably be expected to result in a Material Adverse Effect;

(xiv)     all agreements that provide for Indebtedness of the Company having an outstanding or committed amount in excess of $100,000; and

(xv)      all collective bargaining agreements or agreements with any labor organization, union or association to which the Company is a party.

(b)     Except as set forth on Section 2.08(b) of the Disclosure Schedules, the Company is not in breach of, or default under, any Material Contract, except for such breaches or defaults that are immaterial, may be cured without significant financial burden to the Company and would not, solely as a result of such breach or default, allow the other party to terminate such Material Contracts (immediately or with the lapse of time). With respect to each Material Contract: (i) to the Knowledge of the Company, no other party is in material default under any such Material Contract; (ii) the Company has not given or received any written correspondence with respect to any, and to the Company’s Knowledge, there are no, actual, alleged or potential violation, repudiation, breach or default under such Material Contract; and (iii) there are no other facts that would result in the Company being in breach or default under such Material Contract. No party to any Material Contract has exercised termination rights with respect thereto (and no other party thereto has (or will have due to the Closing) any right to accelerate, modify, cancel or terminate in any respect, any Material Contract), and no party has given notice of any significant dispute with respect to any Material Contract. Each Material Contract is legal, valid and binding on the Company, is in full force and effect and is enforceable against the Company, and, to the Knowledge of the Company, against the other parties thereto in accordance with its terms (except as such enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or fraudulent transfer or other similar laws now or hereafter in effect relating to the enforcement of creditors’ rights generally or general principles of equity).

(c)     Section 2.08(c) of the Disclosure Schedules sets out a summary of the material terms of each Material Contract entered into orally, including the Company's Contract with STMicroelectronics International N.V. or its Affiliates.

Section 2.09     Intentionally Deleted.

Section 2.10     Title to Assets; Real Property.

(a)     The Company does not own any real property. The Company has good and a valid leasehold interest in, all Leased Property and tangible personal property and other assets reflected in the Financial Statements or acquired after the Balance Sheet Date, other than properties and assets sold or otherwise disposed of in the ordinary course of business since the Balance Sheet Date. All such properties and assets (including leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):

(i)     those items set forth in Section 2.10(a) of the Disclosure Schedules;

(ii)     liens for Taxes not yet due and payable or being contested in good faith by appropriate procedures;

(iii)     mechanics, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business;

(iv)     easements, rights of way, zoning ordinances and other similar encumbrances affecting Real Property, which do not or would not materially impair the use or occupancy of such real property in the operation of the business of the Company conducted thereon; or

(v)     liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business; or

(b)     Section 2.10(b) of the Disclosure Schedules lists: (i) the street address of each parcel of Leased Property; and (ii) and a list, as of the date of this Agreement, of all leases for each parcel of Leased Property (collectively, “Leases”), including the identification of the lessee and lessor thereunder. Except as otherwise disclosed in Section 2.10(b) of the Disclosure Schedules: (i) each Lease is legal, valid and binding on the Company, is in full force and effect and is enforceable against the Company, and, to the Knowledge of the Company, against the other parties thereto in accordance with its terms (except as such enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or fraudulent transfer or other similar laws now or hereafter in effect relating to the enforcement of creditors’ rights generally or general principles of equity), (ii) the Company’s possession and quiet enjoyment of the Leased Property under such Lease has not been disturbed, and, to the Knowledge of the Company, there are no disputes with respect to such Lease, and (iii) neither the Company nor to the Company’s Knowledge, any other party to the Lease is in breach or default under such Lease, and to the Company’s Knowledge, no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Lease.

(c)     To the Company’s Knowledge, without any investigation, all buildings, structures, improvements, fixtures, building systems and equipment, and all components thereof, included in the Leased Property (collectively, the “Improvements”) are in good condition and repair and sufficient for the operation of the business of the Company. To the Company’s Knowledge, without any investigation, there are no structural deficiencies or latent defects affecting any of the Improvements and to the Company’s Knowledge, without any investigation, there are no facts or conditions affecting any of the Improvements which would, individually or in the aggregate, interfere in any material respect with the use or occupancy of the Improvements or any portion thereof in the operation of the business of the Company.

Section 2.11     Intellectual Property.

(a)     “Intellectual Property” means any and all of the following in any jurisdiction throughout the world: (i) trademarks and service marks, whether registered or not, including all applications and registrations and the goodwill connected with the use of and symbolized by the foregoing; (ii) copyrights, whether registered or not, including all applications and registrations related to the foregoing; (iii) trade secrets, confidential information, technologies, inventions (whether patentable or not and whether reduced to practice or not), methods and processes, designs, formulae, techniques, know-how, discoveries, ideas, methodologies, plans, specifications, protocols and algorithms; (iv) inventions, whether registrable or not, including patents and patent applications, utility patents, design patents, utility model and applications thereof, patent disclosures and all reissues, continuations, continuations-in-part, revisions, divisionals, extensions, and reexaminations in connection therewith; (v) internet domain name registrations; (vi) Software (including source code and object code), data, GUI, graphics, databases, and documentation thereof; and (vii) other intellectual property and related proprietary rights, interests and protections.

(b)     Section 2.11(b)(1) of the Disclosure Schedules lists all patents, patent applications, trademark registrations and pending applications for registration, copyright registrations and pending applications for registration and internet domain name registrations owned by the Company, including the applicable filing or registration number, registration status, title, jurisdiction in which filing was made or from which registration was issued and the date of filing or issuance. The issued or granted patents, and registered trademarks and copyrights (and the associated know-how) which are reduced to practice by the Company in conducting the Company’s business are collectively referred to as “Registered Company IP”. All of the Registered Company IP is valid, subsisting, unexpired and enforceable, has not been abandoned and except as set forth on Section 2.11(b)(2) of the Disclosure Schedules, has not been subject to any interference, opposition, cancellation, reexamination or revocation Proceeding or threat, and any and all examination, maintenance and annual fees with respect to such Registered Company IP have been fully and timely paid. Section 2.11(b)(3) of the Disclosure Schedules lists all other Intellectual Property owned by the Company (“Unregistered Company IP” and together with the Registered Company IP, the “Company Owned IP”). Except as set forth in Section 2.11(b)(4) of the Disclosure Schedules, the Company exclusively owns all Company Owned IP and, to the Company’s Knowledge, has the right to use the Unregistered Company IP and also has the right to use all other Intellectual Property of others necessary to conduct its business as currently conducted (the “Company Licensed IP” and together with the Company Owned IP, the “Company Intellectual Property”). The Company has not assigned or transferred ownership of any Company Owned IP to any other Person in the past five (5) years. The Company Intellectual Property as of immediately prior to the Closing will continue to be owned by or licensed to the Company immediately after the Closing on the same basis and on the same terms, without the Company incurring any additional obligations or losing any rights as a result of the Closing (including as a result of the Closing satisfying any condition precedent).

(c)     Except as set forth in Section 2.11(c) of the Disclosure Schedules, to Company’s Knowledge: (i) the Company Intellectual Property, and the Company’s conduct of its business as currently conducted, have not infringed, misappropriated or violated, and do not infringe, misappropriate or violate the Intellectual Property of any Person; and (ii) no Person is infringing, violating or misappropriating any Company Intellectual Property.

(d)     Except as set forth on Section 2.11(d) of the Disclosure Schedules, there is no Proceeding initiated by any Person or that is pending, or asserted against the Company within the past five (5) years, or, to the Knowledge of the Company, that has been threatened, against the Company alleging that any infringement, violation or misappropriation has occurred (including any demand or request from such Person that the Company license any Intellectual Property), or to the Company’s Knowledge, seeking to limit or challenge the enforceability, patentability, registerability or validity of any Company Owned IP or the Company’s ownership interest therein. To the Knowledge of the Company, no Person has, in the past three (3) years, infringed, misappropriated, diluted or violated, or currently infringes, misappropriates, dilutes or violates, any of the Company Intellectual Property in any manner.

(e)     To the extent required to conduct the Company’s business as currently conducted, the Company has taken all commercially reasonable measures to maintain in confidence all of the Company Intellectual Property that is by its nature confidential, including all trade secrets and confidential information. To the Knowledge of the Company, the Company is not, nor has it within the past five (5) years been, in breach of any obligations or undertakings of confidentiality which it owes or has owed to any third party in respect of any trade secrets or other confidential information used by the Company or in its possession.

(f)     Except as set forth on Section 2.11(f) of the Disclosure Schedules, the Company possesses complete copies of all source code for all versions of Company Software. The Company does not maintain any manuals, handbooks or other documentation explaining the operation and/or use of the Company Software, nor except as set forth on Schedule 2.11(f) of the Disclosure Schedule, is any such documentation necessary in order for a reasonably competent programmer to run, manage, store, compile, modify, support, debug, maintain and/or operate the Company Software. The Company has not disclosed, delivered, licensed or otherwise made available, and does not currently have and, in connection with the conduct of the Company’s business as currently conducted, will not have after the Closing, any duty or obligation (whether present, contingent or otherwise) to disclose, deposit with, deliver, license or otherwise make available, the source code for any Company Software or any part thereof to any other Person (including any escrow agent). The Company Software operates substantially in accordance with its documentation.

(g)     No Governmental Authority, university, college, other educational institution or research center has rights in any Company Owned IP, and no funding, grants, resources, facilities, or personnel of any Governmental Authority, university, college, or educational or research institution has been used in connection with the development of any Company Owned IP. To the Knowledge of the Company, no current or former employee, contractor or consultant, officer or independent contractor of the Company who contributed to the creation or development of any of the Company Owned IP has performed services for, or otherwise was under restrictions resulting from his/her relations with, any Governmental Authority, university, college, other educational institution, hospital or research center while he or she was also employed by or performed services for the Company or during the time period in which he or she was involved in the creation or development of any Company Owned IP.

(h)     Each current and former employee, consultant, director, officer and independent contractor of the Company who has created or developed, alone or jointly with others, any portion of or otherwise who would have any rights in or to, the Company Owned IP, has entered into a valid and enforceable written agreement assigning to the Company all Intellectual Property created by such Person in the course of such Person’s employment by or engagement with the Company, and such Person is prohibited from using or disclosing trade secrets or confidential information of the Company, and no such current or former employee, consultant, director, officer and independent contractor of the Company is entitled to receive royalties or other compensation in connection with the Company Owned IP. To the Knowledge of the Company, no current or former employee, consultant, or independent contractor of the Company is in violation of such agreement. The Company is not using, and no Company Owned IP or Company Software incorporate or otherwise use, any Intellectual Property owned by any such employee, consultant or independent contractor (including any pre-existing Intellectual Property retained by them under the terms of the applicable agreement).

(i)     Section 2.11(i) of the Disclosure Schedules contains a description of the manner in which all Company Software is backed up. To the Knowledge of the Company, within the past five (5) years, there has not been any (i) incidents of security breaches to, or other unauthorized access to or use of, any of the Computer Systems used in the operation of the business of the Company (including with respect to any data or other information stored or contained therein or accessed, transmitted or processed thereby); or (ii) unauthorized access to or use of any information collected, processed or transmitted by or on behalf of the Company. The Company does not maintain commercially reasonable disaster recovery and business continuity plans, procedures and facilities in connection with the operation of its business. As used herein, “Computer Systems” means software, computer firmware, computer hardware, electronic data processing, telecommunications networks, network equipment, interfaces, platforms, peripherals, computer systems, and information contained therein or transmitted thereby, including any outsourced systems and processes.

(j)     Section 2.11(j) of the Disclosure Schedules lists all Open Source Software incorporated into, combined with, or otherwise used in connection with any Company Products (including through linking) and for each item of Open Source Software, sets forth (i) the Company Product and versions thereof associated with such Open Source Software, (ii) the specific license granting the Company rights in such Open Source Software, and (iii) a description of how the Open Source Software is used in connection with each Company Product, including whether the Open Source Software has been modified. None of the Company Software uses Open Source Software in a manner or relation that, in connection with the operation of the business of the Company as currently conducted, has or would require any public distribution of any such Software, create obligations for the Company to grant, or purport to grant, to any third party any rights or immunities under any Company Owned IP, or impose any present economic limitations on the Company’s commercial exploitation thereof. The Company is in compliance with all obligations under any agreement pursuant to which the Company, as applicable, has obtained the right to use any third party Software, including Open Source Software, except if such failure to comply are immaterial, may be cured without significant financial burden to the Company and would not allow the other party to terminate such agreements (immediately or with the lapse of time).

Section 2.12     Insurance. Section 2.12 of the Disclosure Schedules sets forth a list, as of the date hereof, of all material insurance policies maintained by the Company or with respect to which the Company is a named insured or otherwise the beneficiary of coverage (collectively, the “Insurance Policies”). Such Insurance Policies are in full force and effect on the date of this Agreement and all premiums due on such Insurance Policies have been paid, except as would not have a Material Adverse Effect.

Section 2.13     Legal Proceedings; Governmental Orders.

(a)     Except as set forth in Section 2.13(a) of the Disclosure Schedules, there are no actions, suits, claims, investigations or other Proceedings pending or, to the Company’s Knowledge, threatened against or by the Company or any of its properties or assets (or by or against the Company or any Affiliate thereof and relating to the Company).

(b)     Except as set forth in Section 2.13(b) of the Disclosure Schedules, there are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Company or any of its properties or assets.

Section 2.14     Compliance With Laws; Permits.

(a)     Except as set forth in Section 2.14(a) of the Disclosure Schedules, the Company and each of its officers, directors and employees (in their capacity as such) is, and in the past five (5) years has been, in compliance with all Laws applicable to the Company or its business, properties or assets, except where the failure to be in compliance would not have a Material Adverse Effect.

(b)     In the five (5)-year period prior to the date hereof, the Company has not (i) made any voluntary disclosure relating to actual or potential noncompliance with Anti-Corruption Laws or Trade Control Laws; (ii) conducted any internal investigation or audit relating to any actual or potential noncompliance with any Anti-Corruption Laws or Trade Control Laws; or (iii) received any written notice from, or is currently or has been the subject of any Proceeding by, any Governmental Authority regarding any violation of or failure to comply with any applicable Law, and to the Knowledge of the Company, no such Proceeding is pending or has been threatened.

(c)     Section 2.14(c) of the Disclosure Schedules lists all Permits required for the Company to conduct its business, all of which have been obtained by the Company (except where the failure to obtain such Permits would not have a Material Adverse Effect) and are valid and in full force and effect.

(d)     None of the representations and warranties contained in this Section 2.14 shall be deemed to relate to environmental matters, employee benefits matters, employment matters or tax matters.

Section 2.15     Environmental Matters.

(a)     The Company is and has been in compliance in all material respects with all Environmental Laws, which compliance has included obtaining and complying in all material respects with all Permits required pursuant to Environmental Laws.

(b)     During the past three (3) years (or prior to such time if not fully settled and resolved), the Company has not received any written notice, report, or other information regarding any actual or alleged material violation or liability under Environmental Laws.

(c)     To the Knowledge of the Company, the Company has not treated, stored, disposed of, arranged for or permitted the disposal or Release of, transported, handled, or exposed any Person to Hazardous Materials, or owned or operated any facility or property contaminated by Hazardous Materials, in each case so as to give rise to any material liability under Environmental Laws for the Company.

(d)     The Company has furnished to Buyer all documents relating to material environmental, health or safety liabilities of the Company in each case relating to the Leased Property or operations of the Company which are in its possession or control.

(e)     The representations and warranties set forth in this Section 2.15 are the Company’s sole and exclusive representations and warranties regarding environmental matters.

Section 2.16     Employee Benefit Matters.

(a)     Section 2.16(a) of the Disclosure Schedules contains a list of each actual or contingent benefit, retirement, redundancy, employment, compensation, incentive, share option, restricted share, share appreciation right, phantom equity, change in control, severance, vacation, paid time off and fringe-benefit agreement, plan, fund, insurance contract, policy and program, whether or not reduced to writing, in effect and covering one or more Employees, former employees of the Company, current or former directors of the Company or the beneficiaries or dependents of any such Persons, and is maintained, sponsored, contributed to, or required to be contributed to by the Company, or under which the Company has any material liability for premiums or benefits (as listed on Section 2.16(a) of the Disclosure Schedules, each, a “Benefit Plan”). All accrued pension claims and other employee benefit or insurance claims are covered in full by the Benefit Plans. No Benefit Plan is in arrears or requires any investment or contribution by the Company to bring the Company’s obligations under it up to date and there are no benefits under any such Benefit Plan which are not fully funded by agreed levels of Company and employee contributions on a money purchase basis (and none are funded on an actuarial or benefits entitlement basis), and all obligations of the Company have been disclosed to the Buyer, and are paid up to date. The Company has complied with all obligations to provide employee pensions applicable under applicable Laws. All Benefit Plans have been notified to all applicable Governmental Authorities (including HM Revenue & Customs) as required by applicable Law. The sale of the Company does not entitle any Person to any payment by the Company.

(b)     Except as set forth in Section 2.16(b) of the Disclosure Schedules, or as would not cause the Company to incur a significant financial burden, to the Company’s Knowledge, each Benefit Plan complies with all applicable Laws and there is no pending or, to Company’s Knowledge, threatened action relating to a Benefit Plan; and no Benefit Plan has within the two (2) years prior to the date hereof been the subject of an examination or audit by a Governmental Authority.

Section 2.17     Employment Matters.

(a)     Except as set forth in Section 2.17(a) of the Disclosure Schedules, the Company is not a party to, or bound by, any collective bargaining or other agreement with a labor organization representing any of its Employees. Except as set forth in Section 2.17(a) of the Disclosure Schedules, there has not been, nor, to the Company’s Knowledge, has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor activity or dispute affecting the Company.

(b)     Except as set forth in Section 217(b)(i) of the Disclosure Schedules, the Company is, and has been in the last three (3) years, compliant with all applicable Laws pertaining to employment and employment practices, except to the extent non-compliance would not result in a Material Adverse Effect. Except as set forth in Section 2.17(b)(i) of the Disclosure Schedules, or as would not have a Material Adverse Effect, there are no actions, suits, claims, investigations or other legal proceedings against the Company pending, or to the Company’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former employee of the Company, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay or any other employment related matter arising under applicable Laws.

(c)     The acquisition of the Shares by the Buyer or compliance with the terms of this Agreement will not entitle any officer or Employee of the Company to terminate their employment or receive any payment or other benefit. Except as set forth in Section 2.17(c) of the Disclosure Schedules, the Company has not made or agreed to make any payment, or provided or agreed to provide any benefit, to any current or former director, officer or Employee in connection with the transactions contemplated by this Agreement, or any termination or suspension of employment.

(d)     No offer of employment has been made by the Company to any individual which has not yet been accepted or which has been accepted but where the individual's employment has not yet started.

Section 2.18     Taxes. Except as set forth in Schedule 2.18 of the Disclosure Schedule:

(a)     The Company has timely filed all Income Tax Returns and other material Tax Returns required to be filed by it, and all such Tax Returns are true, complete and correct in all material respects. All Taxes (whether or not shown to be due on such Tax Returns) due and payable by the Company have been timely paid in full.

(b)     The Company is not a beneficiary of, or received a request from a Taxing Authority for, any unexpired waiver or extension of any statute of limitations with respect to the assessment or collection of any material amount of Tax for which the Company may be liable. The Company is not the beneficiary of any extension of time within which to file any unfiled Income Tax Return or other material unfiled Tax Return.

(c)     The Company has not received any written claim made by a Taxing Authority in a jurisdiction where the Company does not file Tax Returns asserting that the Company is or may be subject to taxation by that jurisdiction, which claim is unresolved.

(d)     There are no Encumbrances for Taxes on the assets of the Company other than Encumbrances for Taxes and similar charges that are not yet due.

(e)     No Proceeding with respect to Taxes (including any Tax asset or Tax benefits) of the Company is pending or threatened in writing in respect of any Tax, including any material Tax asset or Tax benefit of the Company.

(f)     Since January 1, 2017, the Company has not made or changed any Tax election, changed an annual accounting period, adopted or changed any accounting method, settled or compromised any Tax Liability, claim or assessment, filed any amended Tax Return, entered into any closing agreement relating to any Tax, agreed to an extension or waiver of a statute of limitations period applicable to any Tax claim or assessment, or affirmatively surrendered any right to claim a Tax refund.

(g)     The Company has timely collected or withheld any Taxes that it was required to collect or withhold under applicable Laws for all periods for which the statute of limitations has not yet expired, and has paid or remitted on a timely basis all Taxes that it was required to have so paid or remitted to the applicable authority or depository.

(h)     The latest Financial Statements include adequate accruals in accordance with GAAP for unpaid Tax Liabilities (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) of the Company as of the date thereof. The unpaid Taxes of the Company do not exceed that accrual as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Returns. Since the date of the Financial Statements, the Company has not incurred any Liability for Taxes arising outside the ordinary course of business consistent with past custom and practice.

(i)     To the extent that the Company distributed any dividends in respect of Redeemable Shares, no such dividend was distributed in exchange for a reduced level of remuneration payable to the holder of such shares arising from their engagement by the Company.

(j)     In accounting for costs and expenses incurred by the Company’s branch office registered in the United Kingdom (the “UK Branch”), the Company included all direct and indirect costs and expenses associated with operating the UK Branch including a reallocation of relevant costs and expenses from the Company to the UK Branch.

(k)     In respect of the Company’s agreements with 2FDesign Limited (“2FD”) and its election under s.1134 of the UK Corporate Tax Act 2009 in relation thereto: (i) are deemed by the Company to reasonable, following a thorough examination undertaken by the Company in this respect; and (ii) the expenditures of 2FD incurred in connection with the activities performed by 2FD under its agreements with the Company, represents 85% of all payments made by the Company to 2FD.

Section 2.19     Brokers. Except as set forth on Schedule 2.19 of the Disclosure Schedule, no Person has acted as a broker, finder or financial advisor for the Company in connection with the transactions contemplated by this Agreement, and no Person is or will be entitled to any brokerage, finder’s or other fee or commission from the Company in connection with the transactions contemplated by this Agreement.

Section 2.20     Accounts Receivable. As of the Closing Date, all accounts receivable as shall be reflected on the Estimated Closing Statement have arisen or will arise in the ordinary course of business, consistent with past practice, and (i) there are no disputes, contests, claims, counterclaims, or setoffs with respect to such accounts receivable, and (ii) all such accounts receivable are collectible in the aggregate recorded amounts thereof, without resort to litigation or extraordinary collection activity thereof, in accordance with their terms and no later than ninety (90) days of invoice thereof.

Section 2.21     Bank Accounts; Powers of Attorney.  Section 2.21 of the Disclosure Schedules sets forth (a) the name of each bank, trust corporation or other financial institution and stock or other broker with which the Company has an account, credit line or safe deposit box or vault, (b) the names of all Persons authorized to draw thereon or to have access to any safe deposit box or vault, (c) the purpose of each such account, safe deposit box or vault, and (d) the names of all Persons authorized by proxies, powers of attorney or other like instruments to act on behalf of the Company in the matters concerning its business or affairs.  No such proxies, powers of attorney or other like instruments are irrevocable.

Section 2.22     No Other Representations and Warranties. Except for the representations and warranties contained in this ARTICLE II (including the related portions of the Disclosure Schedules), neither the Company nor any Person authorized to act on behalf of the Company, has made or makes any other express or implied representation or warranty, either written or oral, including any representation or warranty as to the accuracy or completeness of any information regarding the Company furnished or made available to Buyer and its Representatives (including any information, documents or material made available to Buyer, management presentations or in any other form in expectation of the transactions contemplated hereby) or as to the future revenue, profitability or success of the Company, or any representation or warranty arising from statute or otherwise in law.

ARTICLE III

Representations and warranties of the shareholders

Except as set forth in the Disclosure Schedules, each of the Shareholders severally, and not jointly, represents and warrants to Buyer as to matters respecting such Shareholder in its, his or her capacity corporate or individual capacity as a shareholder in the Company that the statements contained in this Article III are true and correct as of the date hereof (it being acknowledged that (i) disclosure made in any section of the Disclosure Schedules with reasonable particularity shall be incorporated by reference to all other applicable sections thereto and (ii) the disclosure of any matter in the Disclosure Schedules does not constitute an acknowledgement that such matter is required to be disclosed or is material to the representations and warranties in this Agreement).

Section 3.01     Organization and Authority of the Company. Such Shareholder, if not a natural Person, is duly organized, validly existing and in good standing under the Laws of such Shareholder’s jurisdiction of organization. Such Shareholder has all necessary power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by such Shareholder of this Agreement, the performance by such Shareholder of such Shareholder’s obligations hereunder and the consummation by such Shareholder of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of such Shareholder, as applicable. This Agreement has been duly executed and delivered by such Shareholder, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of such Shareholder, enforceable against the such Shareholder in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). Such Shareholder, if not a natural Person, is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect.

Section 3.02     Capitalization. Such Shareholder has good and valid title to all such Shares stated to be owned by such Shareholder, as set forth on Schedule 2.02 of the Disclosure Schedules, free and clear of all Encumbrances. At the Closing, such Shareholder shall transfer to Buyer good and valid title in such Shareholder’s Shares, free and clear of all Encumbrances. Such Shareholder has no other Equity Interests or rights to acquire directly or indirectly any Equity Interests in the Company. No Contract exists between such Shareholder and any other Person in relation to such Shareholder’s Shares, nor, to the knowledge of such Shareholder, is there any reasonable basis for any claim with respect to any third-party rights in, or otherwise in respect of, such Shareholder’s Shares. Such Shareholder has the sole power to dispose of and to vote such securities and rights, as applicable, free and clear of all Encumbrances, and has not transferred or assigned any right or obligation thereunder to any Person and shall not do so prior the Closing.

Section 3.03     No Conflicts; Consents. The execution, delivery and performance by such Shareholder of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not: (a) result in a violation or breach of any provision of any Organizational Documents of such Shareholder that is not a natural Person; (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to such Shareholder; or (c) except as set forth in Section 3.03 of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any Material Contract. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to such Shareholder in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, except for such filings as may be required as set forth in Section 3.03 of the Disclosure Schedules.

Section 3.04     Brokers. Except as set forth in Section 3.04 of the Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of such Shareholder.

Section 3.05     Litigation. There is not pending or threatened any Proceeding by or against such Shareholder or his, her or its assets or respective shareholders, officers, directors or employees (in their capacity as such, if applicable) that affect such Shareholder’s ability to consummate the transactions contemplated hereby in accordance with the terms hereof.

Section 3.06     No Other Representations and Warranties. Except for the representations and warranties contained in this ARTICLE III (including the related portions of the Disclosure Schedules), none of the Shareholders or any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of such Shareholder, including any representation or warranty as to the accuracy or completeness of any information regarding the Shareholders furnished or made available to Buyer and its Representatives (including any information, documents or material made available to Buyer, management presentations or in any other form in expectation of the transactions contemplated hereby) or as to the future revenue, profitability or success of the Company, or any representation or warranty arising from statute or otherwise in Law.

ARTICLE IV

Representations and warranties of buyer

Except as set forth in the Disclosure Schedules, Buyer represents and warrants to Company and the Shareholders that the statements contained in this ARTICLE IV are true and correct as of the date hereof (it being acknowledged that (i) disclosure made in any section of the Disclosure Schedules hereto with reasonable particularity shall be incorporated by reference to all other applicable sections thereto and (ii) the disclosure of any matter in the attached Disclosure Schedules does not constitute an acknowledgement that such matter is required to be disclosed or is material to the representations and warranties in this Agreement).

Section 4.01     Organization and Authority of Buyer. Buyer is a corporation duly incorporated and validly existing under the Laws of Israel. Buyer has all necessary corporate authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Buyer of this Agreement, the performance by Buyer of its obligations hereunder and the consummation by Buyer of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by the Company and the Shareholders) this Agreement constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 4.02     No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not: (a) result in a violation or breach of any provision of Buyer’s Organizational Documents; (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any agreement to which Buyer is a party, except in the cases of clauses (b) and (c), where the violation, breach, conflict, default, acceleration or failure to give notice would not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby. Assuming the accuracy of the representations and warranties of the Company and the Shareholders herein, no consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, except for such filings and such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which would not have any effect on Buyer’s ability to consummate the transactions contemplated hereby.

Section 4.03     Investment Purpose. Buyer is acquiring the Shares solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Buyer acknowledges that the Shares are not registered under the Securities Act of 1933, as amended, or any state securities laws or the securities Laws of any foreign jurisdictions, and that the Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act of 1933, as amended or pursuant to an applicable exemption therefrom and subject to state securities Laws and regulations or other foreign securities Laws or regulations, as applicable. Buyer is able to bear the economic risk of holding the Shares for an indefinite period (including total loss of its investment), and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.

Section 4.04     Sufficiency of Funds. Buyer has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price and consummate the transactions contemplated by this Agreement.

Section 4.05     Legal Proceedings. Except as set forth in Section 4.05 of the Disclosure Schedules, there are no actions, suits, claims, investigations or other legal proceedings pending or, to Buyer’s knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

Section 4.06     Independent Investigation. Buyer has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Company based upon information actually provided by or on behalf of the Company and access to the personnel, properties, assets, premises, books and records, and other documents and data of the Company granted to Buyer for such purpose. Buyer acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer has relied solely upon such investigation and the express representations and warranties of the Company set forth in ARTICLE II of this Agreement (including the related portions of the Disclosure Schedules) and the representations and warranties of the Shareholders set forth in ARTICLE III of this Agreement (including the related portions of the Disclosure Schedules); and (b) none of the Shareholders, the Company or any other Person has made any representation or warranty as to the Shareholders, the Company or this Agreement, except as expressly set forth in ARTICLE II and ARTICLE III of this Agreement (including the related portions of the Disclosure Schedules). Subject to, and without limiting the other terms and conditions of this Agreement, nothing in this Section 4.06 shall limit Buyer's right to rely on any of the representations and warranties made in ARTICLE II or in ARTICLE III, or any remedies available to any Buyer Indemnitee for actual fraud or willful intent to deceive Buyer.

ARTICLE V

Covenants

Section 5.01     Conduct of Business Prior to the Closing. From the date hereof until the earlier of the Closing or the termination of this Agreement in accordance with its terms (the “Pre-Closing Period”), except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld or delayed), or except to the extent required by Law, the Company shall (a) conduct the business of the Company in the ordinary course of business, consistent with past practice; and (b) use commercially reasonable efforts to maintain and preserve intact the current organization, business, assets and franchise of the Company and to preserve intact the rights, franchises, goodwill and relationships of customers, lenders, suppliers, regulators and others having business relationships with the Company. From the date hereof until the Closing Date, except as consented to in writing by Buyer (which consent shall not be unreasonably withheld or delayed), the Company shall not, and the Shareholders shall not cause or permit the Company to:

(a)     take any action that would cause any of the changes, events or conditions described in Section 2.07 to occur from the date of this Agreement;

(b)     grant any bonus, benefit or other direct or indirect compensation (other than in respect of ordinary course sales commissions in accordance with the Company’s existing employment agreements and consistent with past practice) to any current or former director, officer or employee of the Company;

(c)     hire or terminate the employment of any officer or employee with an annual salary of greater than CHF 100,000 (or its equivalent in other currencies), other than a termination for “cause”;

(d)     incur any Indebtedness in excess of CHF 100,000 (or its equivalent in other currencies) in the aggregate except in the ordinary course of business;

(e)     acquire any properties or assets having an aggregate value in excess of CHF 100,000 (or its equivalent in other currencies) except in the ordinary course of business;

(f)     delay or postpone the payment of accounts payable or other obligations or Liabilities, or accelerate the collection of accounts receivable, in each case, other than in the ordinary course of business and consistent with past practice;

(g)     invest in, make a loan, advance or capital contribution to, or otherwise acquire the securities of, any other Person;

(h)     make or become contractually obligated to make capital expenditures involving amounts in excess of CHF 100,000 in the aggregate (or its equivalent in other currencies);

(i)     settle or compromise any pending or threatened Proceeding or any claim or claims for, or that would result in a loss of revenue of, an amount that could, individually or in the aggregate, reasonably be expected to be greater than CHF 100,000 (or its equivalent in other currencies);

(j)     terminate or cancel any material insurance policy naming the Company as beneficiary or a loss payee;

(k)     materially change the nature or scope of its business or enter into a new line of business outside of the ordinary course of its existing business;

(l)     enter into, renew, terminate, amend, restate, supplement or waive any rights under any Material Contracts, other than (i) in the ordinary course of business consistent with past practice, or (ii) the termination of such Material Contracts referenced in Section 5.01(l) of the Disclosure Schedules;

(m)     make or change any Tax election, change an annual accounting period, adopt or change any accounting method, settle or compromise any Tax Liability, claim or assessment, file any amended Tax Return, enter into any “closing agreement” relating to any Tax, agree to an extension or waiver of a statute of limitations period applicable to any Tax claim or assessment, or surrender any right to claim a Tax refund to the extent such actions, if pursued, are reasonably likely to affect the Tax Liability of the Company or Buyer or any of its Affiliates for any Tax period following the Closing Date;

(n)     take any action which would adversely affect the ability of the parties to consummate the transactions contemplated hereunder; or

(o)     agree to do anything prohibited by this Section 5.01.

Section 5.02     Access to Information.

(a)     During the Pre-Closing Period, the Company shall: (a) afford Buyer and its Representatives reasonable access to and the right to inspect all of the Leased Property, properties, assets, premises, books and records, contracts, agreements and other documents and data related to the Company; (b) furnish Buyer and its Representatives with such financial, operating and other data and information related to the Company as Buyer or any of its Representatives may reasonably request; and (c) cooperate with Buyer in its investigation of the Company; provided, however, that any such investigation shall be conducted during normal business hours upon reasonable advance notice to the Company, and in such a manner as not to unreasonably interfere with the normal operations of the Company. All requests by Buyer for access pursuant to this Section 5.02 shall be submitted or directed exclusively to the Shareholders’ Representatives or such other Person as the Shareholders’ Representatives shall designate in writing. Notwithstanding anything to the contrary in this Agreement, the Company shall not be required to disclose any information to Buyer if such disclosure would: (x) result in the loss of any attorney-client or other privilege (provided that the Company will provide Buyer with appropriate information regarding the factual basis underlying any circumstances that resulted in the preparation of such privileged information); (y) contravene any applicable Law; or (z) cause any of the officers and directors of the Company to violate his fiduciary duty to the Company(it being agreed that the parties shall use their reasonable best efforts to cause such information to be provided in a manner that would not result in such jeopardy, contravention or violation). Prior to the Closing, Buyer shall only be entitled to contact any suppliers to, or customers of, the Company with the prior written consent of the Company, which consent shall not be unreasonably withheld, delayed or conditioned but may, if the Company deems reasonably appropriate, be conditioned upon in-person or telephonic participation by Mark Donaldson. Buyer shall, and shall cause its Representatives to, abide by the terms of the Confidentiality Agreement with respect to any access or information provided pursuant to this Section 5.02.

(b)     Following the Closing, upon receipt of reasonable advance notice, Buyer, and the Company will (i) afford to the Shareholders’ Representatives and their Representatives reasonable access to the books, records and Tax Returns (including Tax work papers) (in each case, relating to the conduct of the business and operations of the Company prior to the Closing Date), of the Company on a mutually convenient basis and during normal business hours and (ii) cooperate with reasonable requests of the Shareholders’ Representatives or its Representatives, in each case of clauses (i) and (ii), solely to the extent necessary, as may be reasonably required by the Shareholders’ Representatives in connection the provisions of Section 1.07, or with the preparation of the Shareholders’ Tax Returns, any Tax audits or related Tax litigation, or to permit the Shareholders’ Representatives or its Representatives to determine any matter relating to the rights and obligations of the Shareholders hereunder; provided, that, any such access by Shareholders’ Representatives shall not unreasonably interfere with the conduct of the business of Buyer or the Company (following the Closing), as applicable. Notwithstanding anything to the contrary in this Agreement, neither Buyer nor the Company shall be required to disclose any information to the Shareholders’ Representatives and their Representatives if such disclosure would; (x) result in the loss of any attorney-client or other privilege (provided that the Buyer shall provide the Shareholders’ Representatives with appropriate information regarding the factual basis underlying any circumstances that resulted in the preparation of such privileged information); (y) contravene any applicable Law; or (z) cause the officers and directors of the Company to violate his fiduciary duty to the Company.

Section 5.03     Control of Operations. Nothing contained in this ARTICLE V shall give Buyer, directly or indirectly, the right to control or direct the operations of the Company during the Pre-Closing Period. During the Pre-Closing Period, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over the Company’s operations.

Section 5.04     Efforts to Consummate. During the Pre-Closing Period, subject to the terms and conditions of this Agreement, each of the parties shall use its reasonable best efforts to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement as promptly as practicable, and using its reasonable best efforts to prepare, execute and deliver such instruments and take or cause to be taken such actions as any other party shall reasonably request for the purpose of obtaining any third party consents in connection with the transactions contemplated hereby, or otherwise cause the conditions set out in ARTICLE VI to be satisfied.

Section 5.05     Supplement to Disclosure Schedules. From time to time prior to the Closing, the Company and the Shareholders shall have the right (but not the obligation) to supplement or amend the Disclosure Schedules hereto with respect to any matter hereafter arising (each a “Schedule Supplement”). Any disclosure in any such Schedule Supplement shall not be deemed to have cured any inaccuracy in or breach of any representation or warranty contained in this Agreement, including for purposes of the indemnification or termination rights contained in this Agreement or of determining whether or not the conditions set forth in Section 6.02 have been satisfied; provided, however, that if Buyer has the right to, but does not elect to, terminate this Agreement within ten (10) Business Days of its receipt of such Schedule Supplement, then Buyer shall be deemed to have irrevocably waived any right to terminate this Agreement with respect to such matter and, further, shall be deemed to have irrevocably waived its right to indemnification under Section 7.02 and Section 7.03 with respect to such matter.

Section 5.06     Employees; Benefit Plans.

(a)     During the period commencing at the Closing and ending on the date which is twelve (12) months from the Closing (or if earlier, the date of the Employee’s termination of employment with the Company), Buyer shall and shall cause the Company to provide each Employee who remains employed immediately after the Closing (“Company Continuing Employee”) with: (i) base salary or hourly wages which are no less than the base salary or hourly wages provided by the Company immediately prior to the Closing, as set out for each Employee in Section 5.06(a) of the Disclosure Schedules; (ii) target bonus opportunities (excluding equity-based compensation), if any, which are no less than the target bonus opportunities (excluding equity-based compensation) provided by the Company immediately prior to the Closing, as set out for each Employee in Section 5.06(a) of the Disclosure Schedules; (iii) retirement and welfare benefits that are no less favorable in the aggregate than those provided by the Company immediately prior to the Closing or any Benefit Plan run by a Governmental Authority of which the Employee is a member prior to the Closing Date, as set out in the documents referenced in Section 5.06(a) of the Disclosure Schedules; and (iv) severance benefits that are no less favorable than the practice, plan or policy in effect for such Company Continuing Employee immediately prior to the Closing, as set out for each Employee in Section 5.06(a) of the Disclosure Schedules.

(b)     With respect to any employee benefit plan maintained by Buyer or its subsidiaries (collectively, “Buyer Benefit Plans”), to the extent any Company Continuing Employees will participate in any Buyer Benefit Plans effective as of the Closing, Buyer shall, or shall cause the Company to, recognize all service of the Company Continuing Employees with the Company as if such service were with Buyer, for any seniority and eligibility purposes in any Buyer Benefit Plan in which such Company Continuing Employees may be eligible to participate after the Closing Date; provided, however, that such service shall not be recognized to the extent that (x) such recognition would result in a duplication of benefits (y) such service was not recognized under the corresponding Benefit Plan; or (z) such recognition applies to any Buyer Benefit Plan that is a defined benefit plan (qualified or otherwise).

(c)     This Section 5.06 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 5.06, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 5.06 or prejudice in any manner the Company's right, at its sole discretion, to terminate the employment of any Company Continuing Employee, at any time following the Closing in accordance with applicable Laws. Nothing contained herein, express or implied, shall be construed to establish, amend or modify any Benefit Plan, program, agreement or arrangement. The parties hereto acknowledge and agree that the terms set forth in this Section 5.06 shall not create any right in any Employee or any other Person to any continued employment with the Company, Buyer or any of their respective Affiliates or compensation or benefits of any nature or kind whatsoever.

Section 5.07     Director and Officer Insurance.

(a)     Buyer agrees that all rights to indemnification, advancement of expenses and exculpation by the Company now existing in favor of each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Closing Date, an officer or director of the Company, as provided in the Organizational Documents of the Company, in each case as in effect on the date of this Agreement, or pursuant to any other agreements in effect on the date hereof and disclosed in Section 5.07(a) of the Disclosure Schedules, shall survive the Closing Date and shall continue in full force and effect in accordance with their respective terms for a period of six (6) years.

(b)     The Company shall, and Buyer shall cause the Company (at the Buyer’s sole expense) to (i) maintain in effect for a period of six (6) years after the Closing Date the current policies of directors’ and officers’ liability insurance maintained by the Company immediately prior to the Closing Date (provided that the Company may substitute therefor policies, of at least the same coverage and amounts and containing terms and conditions that are not less advantageous to the directors and officers of the Company when compared to the insurance maintained by the Company as of the date hereof), or (ii) obtain as of the Closing Date “tail” insurance policies with a claims period of six (6) years from the Closing Date with at least the same coverage and amounts, and containing terms and conditions that are not less advantageous to the directors and officers of the Company, in each case with respect to claims arising out of or relating to events which occurred on or prior to the Closing Date (including in connection with the transactions contemplated by this Agreement), provided, that the cost of such policies shall not exceed an aggregate of CHF 15,000.

(c)     The obligations of Buyer and the Company under this Section 5.07 shall not be terminated or modified in such a manner as to adversely affect any director or officer to whom this Section 5.07 applies without the consent of such affected director or officer (it being expressly agreed that the directors and officers to whom this Section 5.07 applies shall be third-party beneficiaries of this Section 5.07, each of whom may enforce the provisions of this Section 5.07).

(d)     In the event Buyer, the Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or Company or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, Buyer shall make proper provision so that the successors and assigns of Buyer or the Company, as the case may be, shall assume all of the obligations set forth in this Section 5.07.

Section 5.07A     Non-Compete and Non-Solicitation.

(a)     Non-Compete. Each Founder shall not, directly or indirectly, without the Buyer's prior written consent, either alone or jointly with, through or as adviser to, or agent of, or manager for, any person, own, manage, control, finance or participate in the ownership, management or control of, or carry on or be engaged, concerned or interested in or assist any person or entity engaged, directly or indirectly, in any activity or business that competes, or is developing technologies, products and/or services that are intended to compete, directly or indirectly, with the Company's business as carried on at the time of Closing (the "Business"); provided, however, that the ownership by a Founder or its Affiliates, collectively, of an aggregate of three percent (3%) or less of the outstanding stock of any publicly-traded company competing or developing technologies, products and/or services that are intended to compete, directly or indirectly, with the Business shall not violate the provisions of this Section 5.07A)(a) so long as such Founder is not an officer, director or controlling person with respect to such publicly-traded company.

(b)     Non-Solicitation.

(i)     Each Founder shall not, without Buyer's prior written consent, directly or indirectly, engage or employ, or solicit, induce or contact with a view to his engagement or employment by another person or entity, any person who has during the six (6) months prior to the date of Closing been a director, officer, employee or manager of the Business or the Company, where the person in question either has Confidential Information or would be in a position to exploit the Business’ connections except on behalf of the Company. Nothing in this Section 5.07(A)(b)(i) shall prohibit a party from engaging or employing any person who has responded to a bona fide recruitment advertisement not specifically targeted at that person.

(ii)      Each Founder shall not, without Buyer's prior written consent, directly or indirectly directly or indirectly, call-on, solicit or induce, or attempt to solicit or induce, any customer or supplier of the Company existing on the date hereof to discontinue or reduce or modify the extent of such relationship with the Company.

(c)     The restrictions contained in this Section 5.07(A) shall apply to a Founder and its Affiliates until the fourth anniversary of the Closing Date.

Section 5.08     Confidentiality.

(a)     Buyer acknowledges and agrees that during the Pre-Closing Period, the Confidentiality Agreement remains in full force and effect and, in addition, covenants and agrees to keep confidential, in accordance with the provisions of the Confidentiality Agreement, information provided to Buyer pursuant to this Agreement until the Closing shall occur. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement and the provisions of this Section 5.08 shall nonetheless continue in full force and effect.

(b)     From and after the Closing, each Shareholder shall, and shall cause its Affiliates to, hold, and shall use its commercially reasonable efforts to cause its representatives to hold, in confidence and not disclose to any Person who is not a party hereto or an Affiliate thereof any and all information, whether written or oral, to the extent relating to the Company, except to the extent that such information (i) is generally available to or known by the public (other than through disclosure by such Shareholder, any of its Affiliates or its representatives in violation of this Section); (ii) is lawfully acquired by such Shareholder, any of its Affiliates or its representatives after the Closing from a source which, to the actual knowledge of the applicable Shareholder, after reasonable inquiry, is not prohibited from disclosing such information by a legal, contractual or fiduciary obligation; (iii) is independently derived by such Shareholder or any of its Affiliates after the Closing without reference to or use of information subject to the confidentiality obligations of this Section 5.08; or (iv) is required to be disclosed by applicable Laws, and in the case of this subclause (iv), each Shareholder shall (A) disclose only that portion of such information which such Shareholder is advised by its counsel is legally required to be disclosed, (B) cooperate with Buyer (at Buyer’s expense) to obtain a protective order or other confidential treatment with respect to such information and (C) provide Buyer with a reasonable opportunity to the extent practical to review and comment on such disclosure. This Section 5.08(b) shall survive the Closing Date and shall remain in force and effect until the lapse of the appropriate statute of limitations.

Section 5.09     Tax Matters.

(a)     Buyer shall prepare or cause to be prepared, in a manner consistent with the past practices of the Company and applicable Law, all Tax Returns of the Company with respect to any Pre-Closing Tax Period or Straddle Period that are due (including applicable extensions) after (and that have not been filed on or before) the Closing Date. Buyer shall provide the Shareholders’ Representatives with a draft of any such Tax Return, together with all supporting documentation and work papers, at least twenty (20) days prior to the due date (including applicable extensions) of such Tax Return for the Buyer’s review and comment prior to the submission of such Tax Return. The Shareholders’ Representatives shall provide to Buyer any comments that they have regarding such a Tax Return within 10 days of its due date (including extensions), and prior to filing such Tax Return, Buyer shall consider such comments in good faith. If the Shareholders’ Representatives do not have any comments regarding such Tax Returns, all Taxes due with respect to all such Tax Returns for a Pre-Closing Tax Period or the Pre-Closing portion of a Straddle Period will be timely paid by the Company for the account of the Shareholders (and the Shareholders’ Representatives will cause the Shareholders to pay such Taxes from the amount of any then available funds in the Holdback Representatives Reserve and thereafter Buyer and the Shareholders' Representatives will promptly instruct the Escrow Agent to release the amount of any shortfall in such Taxes to the Company from the Indemnity Escrow and Founder Retention Escrow). If Buyer fails to incorporate one or more comments provided by the Shareholders' Representatives and such failure adversely affects the Company's Tax liability for any Pre-Closing Tax Period or Straddle Period, causes a breach of any representation related to Taxes, or otherwise triggers an indemnification obligation of a Shareholder under Article VII, any disagreement on the incremental liability of the Shareholders resulting from such failure shall be submitted to the Neutral Accountant for resolution. The Neutral Accountant shall choose between the positions advanced by Buyer and the Shareholders’ Representatives, and the costs of the Neutral Accountant shall be borne by each party to the extent an issue is resolved against it.

(b)     The Company shall promptly notify the Shareholders’ Representatives upon receipt by Buyer or the Company of any notice of any Proceeding by a Taxing Authority with respect to Taxes of the Company for any Pre-Closing Tax Period or for any Straddle Period (a “Tax Claim”), and Section 7.05(a) shall apply to any such Tax Claim, mutatis mutandis.

(c)     Buyer and the Shareholders’ Representatives shall cooperate fully, as and to the extent reasonably requested by the other, in connection with the preparation, filing and execution of Tax Returns and any Proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to any such Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(d)     Any and all written and unwritten Tax sharing, Tax allocation, Tax indemnification, or other similar agreements, arrangements, or undertakings with respect to or otherwise involving the Company or any similar agreement or undertaking with respect to the payment or the receipt of Tax refunds or other Tax assets or any reduction of Taxes, in each case, shall be terminated as of the Closing and, after the Closing, the Company shall not be bound by or have any obligation under or with respect to any such agreement, arrangement, or undertaking, except as provided herein.

(e)     In the case of any Straddle Period, the amount of any Taxes for the period prior to (and including) the Closing Date shall (i) in the case of any Taxes charged on a periodic basis (such as real property Taxes), be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the taxable period ending on (and including) the Closing Date and the denominator of which is the number of days in the entire taxable period, and (ii) in the case of all other Taxes, be made on the basis of an interim closing of the books as of the end of the Closing Date. However, notwithstanding the above, any Tax deductions of the Company arising as a result of payment of the Company Transaction Expenses shall be allocated to or properly taken in the Pre-Closing Tax Period. Except to the extent that any Tax refunds are treated as part of the Company's current assets for purposes of calculating the Net Working Capital of the Company as of the Closing Date, the Shareholders shall be entitled to any Tax refunds (or credits in lieu of cash Tax refunds) (including any Tax refunds or credits payable or allowable by the United Kingdom for research and development activities to the extent not already included in the Purchase Price as an increase to Net Working Capital, after first reimbursing the Founders for any amount of Taxes paid out of the Indemnity Escrow and Founder Retention Escrow as a result of a shortfall in the Holdback Representatives Reserves), that are received by Buyer or the Company and which are attributable to Taxes paid or activities conducted by the Company prior to the Closing Date, other than any such Tax refunds (or credits in lieu of cash Tax refunds) attributable to the carryback of a tax attribute arising in a taxable period (or portion thereof) beginning after the Closing Date. Buyer shall pay to the Shareholders’ Representatives (on behalf of the Shareholders, after first reimbursing the Founders for any amount of Taxes paid out of the Indemnity Escrow and Founder Retention Escrow as a result of a shortfall in the Holdback Representatives Reserves) any such refund within fifteen (15) Business Days after receipt of such refund against Taxes (or an amount equal to any such credit in lieu of cash Tax refunds), net of any costs or expenses (including Taxes) attributable thereto for prompt distribution to the Shareholders (after first reimbursing the Founders for any amount of Taxes paid out of the Indemnity Escrow and Founder Retention Escrow as a result of a shortfall in the Holdback Representatives Reserves) in accordance with the pro rata share set forth in the Funds Flow Statement; provided, that for purposes of this Section 5.09, Buyer or the Company shall be treated as receiving a credit in lieu of cash Taxes only if, when and to the extent that the Buyer or the Company is entitled to actually utilize such credit. The Shareholders' Representatives shall prepare claims to the government of the United Kingdom for available Tax refunds for research and development activities conducted prior to the Closing, and following the Closing, the Company shall, and the Buyer shall cause the Company to, promptly apply for all such Tax refunds (or credits in lieu of cash Tax refunds). For the sake of clarity, any obligation set out in this paragraph for the reimbursement of the Founders from Tax refunds or credits for any amount of Taxes paid out of the Indemnity Escrow and Founder Retention Escrow as a result of a shortfall in the Holdback Representatives Reserves shall be imposed solely on the Shareholders' Representatives, and Buyer shall have no liability whatsoever as to any such reimbursement.

(f)     Each Shareholder shall be responsible for the timely payment of all sales (including without limitation, bulk sales), use, value added, documentary, stamp, gross receipts, registration, transfer, conveyance, excise, recording, license, stock transfer stamps and other similar Taxes (in no event including Taxes computed on the basis of income) and fees (“Transfer Taxes”) arising out of the sale and transfer of his or its respective Shares pursuant to this Agreement, and the cost of preparing and filing all Tax Returns relating to such Transfer Taxes.

(g)     For the avoidance of doubt, except as required by applicable Laws, the Company shall not, and Buyer shall cause the Company not to, amend, refile, or otherwise modify any Tax Return with respect to any Pre-Closing Tax Period, without the prior written consent of the Shareholders’ Representative, which consent shall not be unreasonably withheld, conditioned or delayed, except as required by applicable Laws.

(h)     The Parties acknowledge and agree that Buyer or its ultimate parent company may, at its discretion, make the election provided under Code Section 338 of the Internal Revenue Code of 1986 and the regulations promulgated thereunder with respect to the purchase and sale of the Shares.

(i)     Buyer shall indemnify and hold harmless each of the Shareholders from any Swiss income Tax and additional net wealth Tax, which become payable if Buyer causes or permits the Company, during the five (5) years' period following the Closing, to take any action that results in the transactions contemplated under this Agreement as being characterized by the Swiss Federal Tax Administration and/or any competent cantonal or communal Tax authority, with respect to any of the Shareholders who file their Tax Returns in Switzerland, as partial liquidation of the Company, under Art. 20a(1)(a) of the Swiss Federal Direct Tax Act, as adopted by the Swiss Federal Parliament on June 23, 2006, an/or under the cantonal laws.

(j)     At or prior to the Closing, the Company shall procure that all "Shareholder Limited Recourse Loans" as reflected in the Financial Statements shall be repaid in full.

Section 5.10     Governmental Approvals and Other Third-party Consents.

(a)     Each party hereto shall, as promptly as possible, use its commercially reasonable efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement. Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. No party shall independently participate in any formal meeting with any Governmental Authority in respect of any filing made for the purpose of obtaining any such consents, authorizations, orders and approvals without giving the other parties prior notice of the meeting and, to the extent permitted by such Governmental Authority, the opportunity to attend and/or participate in such meeting. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

(b)     The Company shall use its commercially reasonable efforts to give all notices to, and obtain all consents or approvals from, all third parties that are described in Section 2.04 of the Disclosure Schedules; provided, however, that in exercising such efforts, neither the Company nor Shareholders shall be obligated to pay any consideration therefor to any third party from whom such consent or approval is requested.

Section 5.11     Books and Records. For a period of ten (10) years after the Closing Date, Buyer shall, and shall cause the Company to, maintain the books and records in existence as of the Closing Date relating to the Company; provided, that, to the extent permitted by applicable law, Buyer and the Company may destroy such books and records prior to the end of such ten (10) year period, if the Company provides an advance notice of at least sixty (60) days to the Shareholders’ Representatives and the Shareholders' Representatives do not, within thirty (30) days of such notice, fail to object to such destruction.

Section 5.12     Closing Conditions. During the Pre-Closing Period, each party hereto shall, and Shareholders shall cause the Company to, use its reasonable best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in ARTICLE VI hereof.

Section 5.13     Acquisition Proposals.

(a)     The Company agrees that neither it nor any of its officers and directors shall, and that it shall cause each Company’s Representatives not to, directly or indirectly, initiate, solicit or knowingly encourage or facilitate any inquiries or the making of any proposal or offer with respect to: (i) a merger, recapitalization, consolidation, business combination or other similar transaction involving the Company; (ii) a purchase of or investment in any of the Company’s Equity Interests; (iii) a sale or disposition of all or any material portion of the assets of the Company, other than sales and dispositions in the ordinary course of business; or (iv) any liquidation, dissolution, recapitalization, extraordinary dividend or other significant corporate reorganization of the Company (any such proposal or offer, an “Acquisition Proposal”). The Company further agrees that neither it nor any of the officers and directors of the Company shall, and that it shall cause its Representatives and Affiliates not to, directly or indirectly, (x) engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any Person relating to an Acquisition Proposal or (y) enter into any agreement, arrangement, understanding or other Contract with any Person requiring the Company to abandon, terminate or fail to consummate any of the transactions contemplated hereby. The Company shall promptly notify Buyer if it shall, on or after the date hereof, receive an Acquisition Proposal or any request for information or access in connection with a possible Acquisition Proposal involving any Person or group (other than Buyer or an Affiliate of Buyer), including the nature and material terms of such inquiry but the Company need not disclose the identity of such Person or group making such proposal or inquiry.

(b)     The Company shall, and shall cause its Representatives to, immediately cease and cause to be terminated any existing activities, discussions or negotiations (including the termination of any access to confidential information or other data regarding the Company) with any Person other than Buyer and Buyer conducted prior to the date hereof with respect to any Acquisition Proposal (other than, but solely limited to, discussions necessary to ensure return or destruction of all confidential information of the Company).

Section 5.14     Release. As a material inducement to Buyer to enter into this Agreement, effective as of the Closing, each Shareholder, on his, her or its own behalf and on behalf of his, her or its Affiliates, in its capacity as a direct or indirect shareholder and debtholder of the Company, agrees not to sue and, to the fullest extent permitted by Law, fully releases and forever discharges the Company and each of its directors, officers, employees, members, managers, shareholders, Affiliates, agents, assigns and successors, past and present (collectively, the “Released Persons”), with respect to and from any and all Proceedings, demands, rights, Encumbrances, Contracts, covenants, Liabilities, debts, expenses (including reasonable attorneys’ fees) and Losses of whatever kind or nature in law, equity or otherwise, whether now known or unknown, and whether or not concealed or hidden away which such Shareholders now has, has ever had or may hereafter have against the Released Persons arising on or prior to the date of this Agreement related to such Shareholder’s capacity as an officer, director, employee, shareholder or agent in or of the Company, other than his or its rights to receive his or its share of the Purchase Price; provided, that nothing in this Section 5.14 shall (i) limit or constitute a release of any Claims for any benefits, wages, compensation or salary earned or reimbursement of expenses incurred in the ordinary course of the Company’s business and earned by any Shareholder who is an employee of, or consultant to, the Company, arising out of or related to the Shareholder’s employment or retention by the Company to the extent earned during the two most recently ended pay periods and unpaid or in the case of reimbursement of expenses, to the extent incurred during the preceding forty-five day period; provided that if such Claims are not incurred in the ordinary course of the Company’s business for benefits, wages, compensation or salary earned or reimbursement expenses, then such Claims are set forth in Section 5.14 of the Disclosure Schedules; and (ii) claims and rights of the Shareholder for indemnification and reimbursement by the Company under the Company’s Organizational Documents or under any indemnification agreement entered into by the Company and the Shareholder, provided that if such Claims are incurred prior to the date of this Agreement and are actually known to the Company or such Shareholder, then such Claims are set forth in Section 5.06(a) of the Disclosure Schedules; or (iii) prohibit any Shareholder from enforcing Shareholder’s rights under this Agreement. This Section 5.14 shall survive the Closing Date and shall remain in force and effect until the lapse of the appropriate statute of limitations.

Section 5.15     Public Announcements. Except and solely to the extent otherwise required by applicable Law or by obligations pursuant to any listing agreement with or rules of any securities exchange or permitted by this Section 5.15, the parties agree that, no public release or announcement concerning this Agreement or the transactions contemplated by it shall be issued: (i) at any time prior to Closing by any party hereto without the prior written consent of each of Buyer and the Company; or (ii) at any time following the Closing, by any Shareholders’ Representative or by any Shareholder, without Buyer’s prior written Consent. To the extent any such public announcement is required by applicable Law or by obligations pursuant to any listing agreement with or rules of any securities exchange, the disclosing party shall provide reasonable advance written notice thereof to the non-disclosing parties and consult with the non-disclosing parties concerning the contents of the public announcement. Any initial press release with respect to the transactions contemplated by this Agreement shall require the prior written approval of the Company and Buyer and any subsequent press releases, similar announcements or other public statements with respect to the transactions contemplated by this Agreement, other than those containing only the information concerning this Agreement and the transactions contemplated hereby contained in the Company and Buyer-approved initial press release, shall be made only upon the prior written approval of the Company and Buyer. This Section 5.15 shall survive the Closing Date and shall remain in force and effect until the lapse of the appropriate statute of limitations.

Section 5.16     Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances, and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement. This Section 5.16 shall survive the Closing Date and shall remain in force and effect until the lapse of the appropriate statute of limitations.

ARTICLE VI

Conditions to closing

Section 6.01     Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the condition that no Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect on the Closing Date and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

Section 6.02     Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or satisfaction, at or prior to the Closing, of each of the following conditions (any or all of which may be waived, in whole or in part, by Buyer, which waiver shall be at Buyer's sole discretion):

(a)     (i) The representations and warranties of Company and the Shareholders contained in ARTICLE II and ARTICLE III, respectively (but except for the Surviving Company Reps and the Surviving Shareholder Reps), shall be true and correct in all respects as of the date hereof and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), except where the failure of such representations and warranties to be true and correct would not have a Material Adverse Effect; and (ii) the Surviving Company Reps and the Surviving Shareholder Reps shall be true and correct in all respects as of the date hereof and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date).

(b)     The Company shall have received all consents, authorizations, orders and approvals from the Governmental Authorities or any other Person referred to in Section 2.04 of the Disclosure Schedules (except with respect to the Material Contracts set forth in Section 5.01(l) of the Disclosure Schedules), in form and substance reasonably satisfactory to Buyer, and no such consent, authorization, order and approval shall have been revoked.

(c)     The Company and the Shareholders shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

(d)     The Company shall have delivered, or caused to be delivered, to Buyer (or in the case of the items described below in clause (i)-(iv), inclusive, to the Escrow Agent with a concurrent copy to Buyer):

(i)     Certificates representing all of the Shares, duly endorsed in blank where necessary by each of the Shareholders (or, to the extent the Shares are uncertificated, valid assignments in writing relating to the Shares signed by each of the Shareholders);

(ii)     a valid board resolution of the directors of the Company approving the transfers of the Shares as contemplated under this Agreement and to record the Buyer as owner of all Shares in the share ledger of the Company;

(iii)     a certificate dated as of the Closing Date signed by a duly authorized officer of the Company, certifying that the representations and warranties of the Company contained in ARTICLE II are true and correct in all respects as of the Closing Date with the same effect as though made at and as of such date;

(iv)     a certificate dated as of the Closing Date signed by each Shareholder certifying that the representations and warranties of such Shareholder contained in ARTICLE III are true and correct in all respects as of the Closing Date with the same effect as though made at and as of such date;

(v)     each Employment Agreement duly executed by the Key Shareholder party thereto and the Company;

(vi)     the Escrow Agreement, duly executed by the Shareholders’ Representatives and the Escrow Agent;

(vii)     letters of resignation, with effect as of the Closing Date, duly executed by each of the officers and directors of the Company listed in Exhibit B-1 hereto and in the form attached hereto as Exhibit B-2, declaring their resignation as of the Closing Date as officers or directors of the Company;

(viii)     a certificate of the Company’s duly authorized officer, in the form attached hereto as Exhibit C, certifying (A) the incumbent officers of the Company and (B) the resolutions duly adopted by Company’s governing body (a copy of which shall be attached to such certificate), authorizing the execution, delivery and performance by the Company of this Agreement and the Transaction Documents and the consummation by the Company of the transactions contemplated hereby and thereby;

(ix)     a duly executed legal opinion of Company’s Swiss counsel, CBWM & Associes, in the form attached hereto as Exhibit D;

(x)     copies of the Organizational Documents of the Company, recently certified (as applicable);

(xi)     a closing certificate, dated as of the Closing Date in the form attached hereto as Exhibit E, signed by a duly authorized executive officer of the Company certifying as to the full satisfaction of each of the conditions set forth in Section 6.01 and 6.02 required to be made or performed by the Company; and

(xii)     The Company's share ledger, evidencing Buyer's ownership of the Shares; and

(xiii)     The 2019 Audited Financial Statements and the Q1 2020 Audited Financial Statements, which shall be in the form of, and contain no material deviations from, the Provisional 2019 Financial Statements delivered to Buyer on or about May 14, 2020 and the April 30, 2020 Provisional Profit and Loss and Trial Balance Sheet delivered to Buyer on or about June 1, 2020.

(e)     Each of the Founders shall have executed and delivered to Buyer an indemnity letter in the form agreed to by Buyer and the Company on February 27, 2020.

(f)     Each of the Founders shall have executed and delivered to Buyer an additional indemnity letter, in a form and substance reasonably acceptable to Buyer and the Company, pertaining to any Claims that may be made by [*****] or any Affiliate thereof ("[*****]"), in connection with the transactions contemplated by this Agreement.

(g)     There shall have been no Material Adverse Effect.

(h)     Escrow Agent shall have confirmed to Buyer in writing that Escrow Agent has received duly executed copies of each of the deliverables described above in Section 6.02(d) (i)-(iv).

(i)     There shall have been no outstanding Claim or threatened or existing Proceeding by [*****] pertaining to the transactions contemplated by this Agreement.

Section 6.03     Conditions to Obligations of Company and the Shareholders. The obligations of Company and the Shareholders consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or satisfaction, at or prior to the Closing, of each of the following conditions (any or all of which may be waived, in whole or in part, by the Shareholders' Representatives, which waiver shall be at the Shareholders' Representatives' sole discretion):

(a)     The representations and warranties of Buyer contained in ARTICLE IV shall be true and correct in all respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), except where the failure of such representations and warranties to be true and correct would not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby.

(b)     Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

(c)     Buyer shall have delivered, or caused to the delivered:

(i)      each Employment Agreement duly executed by Buyer; and

(ii)     the Escrow Agreement, duly executed by Buyer and the Escrow Agent.

(iii)     a certificate executed by a duly authorized officer of Buyer, dated the Closing Date, stating that each of the representations and warranties of Buyer contained in ARTICLE IV are true and correct in all respects;

(iv)     a certificate of Buyer’s duly authorized officer, in form reasonably acceptable to the Company, certifying (A) the officers of Buyer authorized to execute and deliver this Agreement and the Transaction Documents for and on behalf of Buyer, and (B) the resolutions duly adopted by Buyer’s governing body authorizing the execution, delivery and performance by Buyer of this Agreement and the Transaction Documents and the consummation by Buyer of the transactions contemplated hereby and thereby;

(v)      copies of the Organizational Documents of Buyer, recently certified (as applicable);

(vi)     A closing certificate, dated as of the Closing Date, signed by a duly authorized officer of Buyer certifying as to the full satisfaction of each of the conditions set forth in this Sections 6.01 and 6.03; and

                        (vii)     Buyer shall have executed and delivered to the Shareholders’ Representatives a side letter in the form agreed to by Buyer and Company on February 27, 2020, acknowledging that it has no right to make a claim for indemnification under this Agreement for certain agreed upon matters.

(d)     Escrow Agent shall have confirmed to Shareholders’ Representatives that Escrow Agent holds the Closing Escrow Deposit.

ARTICLE VII

Indemnification

Section 7.01     Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the two (2) year anniversary of the Closing Date except for representations and warranties contained in Sections 2.01, 2.02, 2.03, 2.04 (other than clause (d)) and 2.22, (collectively, the “Surviving Company Reps”), Sections 3.01, 3.02, 3.03 and 3.05 (the “Surviving Shareholder Reps”) and Sections 4.01, 4.02 and 4.07, which shall survive indefinitely, but in no event beyond the applicable statute of limitation therefor. None of the covenants or other agreements contained in this Agreement shall survive the Closing Date other than those which by their terms contemplate performance after the Closing Date, and each such surviving covenant and agreement shall survive the Closing for the period contemplated by its terms. Notwithstanding the foregoing, any Claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of such survival period and such Claims shall survive until finally resolved.

Section 7.02     Indemnification By Shareholders.

(a)     Joint and Several Indemnification. Subject to the other terms and conditions of this Article VII, the Shareholders shall jointly and severally indemnify Buyer and its Affiliates and each of such Person’s respective officers, directors, equityholders, members, managers, employees, partners, representatives, successors, assigns and agents (each, a “Buyer Indemnitee”) against, and shall hold Buyer Indemnitees harmless from and against, any and all Losses incurred or sustained by, or imposed upon, any Buyer Indemnitee based upon, arising out of, with respect to or by reason of:

(i)     any inaccuracy in or breach of any of the representations or warranties of the Company contained in this Agreement; or

(ii)     any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Company pursuant to this Agreement;

(iii)     any Indebtedness of the Company existing as of immediately prior to the Closing not expressly included in the Funds Flow Statement or in the determination of the Net Working Capital (as set forth in the Final Closing Statement); or

(iv)     any inaccuracies in the Funds Flow Statement.

(b)     Several Indemnification by Shareholders. Subject to the other terms and conditions of this Article VII, each Shareholder shall severally indemnify Buyer against, and hold Buyer Indemnitees harmless from and against any and all Losses incurred or sustained by or imposed upon, Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

(i)     any inaccuracy in or breach of any of the representations or warranties of such Shareholder contained in this Agreement;

(ii)     any willful intent to deceive or actual fraud committed by such Shareholder; or

(iii)     any breach or non-fulfillment of any covenant, agreement or obligation to be performed by such Shareholder pursuant to this Agreement.

(c)     Certain Indemnification by the Founders. In the event of actual fraud or willful intent to deceive by the Company or its Representatives, the Founders (and no other Shareholders) shall, on a several and not joint basis (according to each Founder’s applicable Closing Date Contribution Percentage), indemnify Buyer Indemnitees against, and hold Buyer Indemnitees harmless from and against any and all Losses incurred or sustained by or imposed upon, Buyer Indemnitees based upon, arising out of, with respect to or by reason of such actual fraud or willful intent to deceive, up to a maximum aggregate amount equal to the Purchase Price paid by the Buyer less Claims previously paid to the Buyer from the Indemnity Escrow and Founder Retention Escrow or otherwise by such Founder, and amounts forfeited pursuant to Section 1.05(c) and Section 7.04(b)(i).

Section 7.03     Indemnification by Buyer. Subject to the other terms and conditions of this Section 6.03(c), Buyer shall indemnify the Shareholders against, and shall hold the Shareholder harmless from and against, any and all Losses incurred or sustained by, or imposed upon, a Shareholder based upon, arising out of, with respect to or by reason of:

(a)     any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement; or

(b)     any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement;

provided that the Shareholders shall only be entitled to indemnification by Buyer as set forth in this Section 7.03 if such Claim for indemnification is brought by the Shareholders' Representatives on behalf of such Shareholders, and no Shareholders shall be entitled to Claim Buyer for indemnification hereunder directly.

Section 7.04     Certain Limitations. The party making a Claim under this ARTICLE VII is referred to as the “Indemnified Party”, and the party against whom such Claims are asserted under this Article VII is referred to as the “Indemnifying Party”. The indemnification provided for in Section 7.02 and Section 7.03 shall be subject to the following limitations:

(a)     Other than (i) in the event of actual fraud or willful intent to deceive, or (ii) in connection with any indemnification obligation relating to Taxes, the Shareholders shall not be liable to the Buyer Indemnitees for indemnification under Section 7.02(a)(i) until the aggregate amount of all Losses in respect of indemnification under Section 7.02(a)(i) exceeds $50,000 (the “Deductible”), in which event the Shareholders shall only be required to pay or be liable for Losses in excess of the Deductible.

(b)     In the absence of actual fraud or willful intent to deceive by a Shareholder, the maximum aggregate amount of the liability of such Shareholder and of all of the Shareholders for Losses incurred or sustained by, or imposed upon, Buyer Indemnitees based upon, arising out of, with respect to or by reason of any and all breach or inaccuracy of:

(i)     any representations or warranties of the Company contained in this Agreement (other than the Surviving Company Reps for which the restrictions set out in this Section 7.04(b)(i) shall not apply), and/or any failure to perform any covenant hereunder (other than Section 5.07A, Section 5.08 and Section 5.14 for which the breaching Shareholder shall have sole liability and for which the restrictions set out in this Section 7.04(b)(i) shall not apply), is the amount of funds available in the Escrow under the Escrow Agreement at the time the Third-Party Claim or Direct Claim is made in accordance with this Agreement, it being acknowledged that since the Founders are funding the Indemnity Escrow and Founder Retention Escrow, the liability of the remaining Shareholders for any and all breach or inaccuracy of the representations and warranties set forth in this Agreement (other than in respect of the Surviving Company Reps), shall be limited to the Holdback Amount in the absence of actual fraud or willful intent to deceive by such Shareholder, provided, however that if such Third-Party Claim or Direct Claim is made in accordance with this Agreement following the first (1st) anniversary of the Closing Date but prior to the second (2nd) anniversary of the Closing Date, then the maximum aggregate amount of the liability of the Founders for any such Losses shall be the sum of (1) the amount of funds available in the Escrow under the Escrow Agreement at the time the Third-Party Claim or Direct Claim is made, plus (2) any amount previously released or required to be released to such Founders pursuant to Section 1.05(d)(i); and

(ii)     without limiting the provisions of Section 7.04(b)(i), the Surviving Company Reps, the Surviving Shareholder Reps made by such Shareholder or the representations or warranties made by such Shareholder under Section 7.02(b)(i) and any closing certificate delivered pursuant to Section 6.02(d)(i) or otherwise required to be presented by such Shareholder at Closing, shall not exceed the proceeds received by such Shareholder from the sale of such Shareholder's Shares to the Buyer (after giving effect to any prior Claims paid and to the extent applicable, amounts forfeited pursuant to Section 1.05(c) and this Section 7.04(b)(i), by such Shareholder).

(c)     Payments by an Indemnifying Party pursuant to Section 7.02 or Section 7.03 in respect of any Losses shall be limited to the amount of Losses that remain after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment actually received by the Indemnified Party (or the Company) in respect of any such Claim (after deducting therefrom the amount of the reasonable out-of-pocket costs and expenses incurred by such Indemnified Party in procuring such recovery). In any case where an Indemnified Party actually receives any insurance proceeds and any indemnity, contribution or other similar payment in respect of a matter for which such Indemnified Party was previously indemnified hereunder, such Indemnified Party shall promptly pay over to the Indemnifying Party the amount so received (after deducting therefrom the amount of the reasonable out-of-pocket costs and expenses, incurred by such Indemnified Party in procuring such recovery), but not in excess of the aggregate amount previously paid by the Indemnifying Party to the Indemnified Party hereunder in respect of such matter.

(d)     Payments by an Indemnifying Party pursuant to Section 7.02 or Section 7.03 in respect of any Losses shall be reduced by an amount equal to any net Tax benefit actually realized in cash or applied against cash Taxes payable arising from (and that would not have arisen but for) the payment or incurrence of any such Losses. In furtherance (and without duplication) of the immediately preceding sentence, to the extent that the Claim with respect to which an indemnity obligation arises has not given rise to an actual net Tax benefit in a prior year or in the year in which the indemnity payment is to be made, but gives rise to an actual net Tax benefit payable with respect to the Indemnified Party in any of the tax years following the payment or incurrence of such Losses, the Indemnified Party shall pay to the Indemnifying Party an amount equal to the net Tax benefit within twenty (20) business days after such Tax benefit is actually received in cash or is applied against cash Taxes payable if such benefit is actually realized after the indemnity payment is made.  Notwithstanding any other provision of this Agreement, the obligations under this Section 7.04(d) shall survive until the exhaustion or expiration of any carryforward or other Tax attribute that was created by a Loss and that could result in a net Tax benefit.

(e)      Other than in the event of actual fraud or willful intent to deceive, in no event shall any Indemnifying Party be liable to any Indemnified Party for any Excluded Damages.

(f)     Each Indemnified Party shall take, and cause its Affiliates to take, reasonable steps to mitigate any Losses upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, provided that an Indemnified Party shall not be required to incur any costs or expenses for the purpose of mitigating such Losses or remedying the breach that gives rise to such Losses unless the Indemnifying Party agrees to cover such costs and expenses.

(g)     The Shareholders shall not be liable under this ARTICLE VII for any Losses to the extent said Losses are reflected as a liability in the calculation of Net Working Capital, as finally determined in the Final Closing Statement. Following the determination of Net Working Capital, Shareholders shall have no liability under this ARTICLE VII for a breach of the representations contained in Section 2.20.

(h)     If a Buyer Indemnitee is entitled to indemnification under more than one clause or subclause of this Article VII with respect to Losses, then the Buyer Indemnitees shall be entitled to only one indemnification or recovery for such Losses to the extent it arises out of the same circumstances and events; it being understood that this sentence is solely to preclude a duplicate recovery by Buyer Indemnitees (i.e. recovery in excess of Losses).

Section 7.05     Indemnification Procedures.

(a)     Third-Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any action, suit, Claim or other legal proceeding made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third-Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure or has otherwise been prejudiced. Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third-Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense. In the event that the Indemnifying Party assumes the defense of any Third-Party Claim, subject to Section 7.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right, at its own cost and expense, to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. If the Indemnifying Party elects not to compromise or defend such Third-Party Claim or fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, the Indemnified Party may, subject to Section 7.05(b), pay, compromise, defend such Third-Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third-Party Claim. Shareholders and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including making available (subject to the provisions of Section 5.08) records relating to such Third-Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third-Party Claim.

(b)     Settlement of Third-Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed), except as provided in this Section 7.05(b). If a firm offer is made to settle a Third-Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third-Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third-Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third-Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third-Party Claim, the Indemnifying Party may settle the Third-Party Claim upon the terms set forth in such firm offer to settle such Third-Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 7.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c)     Notwithstanding anything in Section 7.05(a) or (b) to the contrary, the Indemnified Party will have the right to conduct and control, through counsel of its choosing and at the expense of the Indemnifying Party, the defense, compromise and settlement of any Third-Party Claim if (A) such Third-Party Claim seeks an injunction or other equitable relief against the Indemnified Party or alleges a criminal violation, (B) in the reasonable opinion of counsel to the Indemnified Party, a conflict or potential conflict exists between the Indemnified Party and the Indemnifying Party, (C) the amount in dispute exceeds the maximum amount for which a Indemnifying Party could be liable pursuant to this ARTICLE VII in light of the limitations on indemnification herein, if applicable, (D) the Indemnifying Party does not agree in writing that the Indemnifying Party is obligated to pay for any Losses arising from or related to such Third-Party Claim subject to the limitations on indemnification contained herein, if applicable. In such event, the Indemnified Party will have the right to conduct and control, through counsel of its choosing and at the expense of the Indemnifying Party, the defense, compromise or settlement of any such Third-Party Claim; provided, however, that at least ten (10) days prior to any such settlement, written notice of its intention to settle is given to the Indemnifying Party. If the Indemnifying Party, within thirty (30) days after written notice of any Third-Party Claim (or sooner if the nature of the Third-Party Claim so requires), elects not to defend such Third-Party Claim (or is not entitled to assume or continue the defense of such Third-Party Claim) or thereafter fails or ceases to defend such Third-Party Claim, actively (given the nature of the case) and in good faith, then the Indemnified Party will (upon further advance written notice of at least three (3) days) have the right to undertake the defense, compromise or settlement of such Third-Party Claim as it deems appropriate and at the expense of the Indemnifying Party, or consent to the entry of a judgment with respect thereto, and the Indemnifying Party shall thereafter have no right to undertake the defense, compromise or settlement thereof.

(d)     Direct Claims. Any Claim by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. During such 30-day period, the Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Company’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30 day period, the Indemnifying Party shall be deemed to have rejected such Claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

Section 7.06     Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 7.07     Exclusive Remedies. Subject to ARTICLE VIII and Section 9.13, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all Claims (other than Claims arising from actual fraud or willful intention to deceive on the part of a Shareholder in its capacity as such, in connection with the transactions contemplated by this Agreement; it being understood that the provision of this ARTICLE VII for actual fraud or willful intention to deceive by the Company shall be the sole and exclusive remedy for all Claims) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this ARTICLE VII. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article VII. Nothing in this Section 7.07 shall limit any Person’s right to terminate this Agreement pursuant to ARTICLE VIII, to seek and obtain any equitable relief to which any Person shall be entitled pursuant to Section 9.13 or to seek any remedy on account of actual fraud or intentional deceit by any party hereto; provided, that, in no event shall the Shareholders be required to provide indemnification to any Indemnified Parties for indemnifiable Losses arising from or relating to any and all breaches of any representations and warranties or covenants and agreements of the Company or the Shareholders in this Agreement in an aggregate amount in excess of the Purchase Price.

ARTICLE VIII

Termination

Section 8.01     Termination. This Agreement may be terminated at any time prior to the Closing:

(a)     by the written consent of the Company, the Shareholders' Representatives and Buyer;

(b)     by Buyer by written notice to the Company and the Shareholders' Representatives, if:

(i)     Buyer is not then in material breach of any provision of this Agreement, and there has been a material breach of, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by the Company or the Shareholders pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE VI, and such breach, inaccuracy or failure was not cured by the Company or the Shareholders by July 31, 2020 (the “Termination Date”); or

(ii)     any of the conditions set forth in Section 6.01 or Section 6.02 shall not have been fulfilled by the Termination Date, unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(c)     by the Shareholders' Representative by written notice to Buyer if:

(i)     neither the Company nor the Shareholders are then in material breach of any provision of this Agreement, and there has been a material breach of, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE VI and such breach, inaccuracy or failure was not cured by Buyer by the Termination Date; or

(ii)     any of the conditions set forth in Section 6.01 or Section 6.03 shall not have been fulfilled by the Termination Date, unless such failure shall be due to the failure of the Company and/or Shareholders to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(d)     by Buyer or the Shareholders’ Representative in the event that:

(i)     there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited; or

(ii)     any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

Section 8.02     Effect of Termination. In the event of the termination of this Agreement in accordance with this ARTICLE VIII, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

(a)     as set forth in this ARTICLE VIII and Section 5.08 (Confidentiality), Section 5.15 (Public Announcements) and ARTICLE IX.

(b)     that nothing herein shall relieve any party hereto from liability for any intentional breach of any provision hereof.

ARTICLE IX

Miscellaneous

Section 9.01     Shareholders’ Representatives. Each Shareholder, without any further action on the part of any Person, hereby agrees to the appointment of the Shareholders' Representatives, and the Shareholders’ Representatives hereby agree to act on behalf of the Shareholders, and accept their appointment as Shareholders’ Representatives. In connection with such appointment.

(a)     The Shareholders’ Representatives (acting by a vote of majority in interest of the Shareholders’ Representatives’ Shares held immediately prior to the Closing in case of matters relating to the Holdback Representatives Reserve, Net Working Capital Adjustment or unpaid Company Transaction Expenses, or by vote of majority in interest of the Retained Founders Contribution Percentage determined as of the earlier of the date of action or the second anniversary of the Closing Date in the case of the Indemnity Escrow and Founder Retention Escrow) are hereby appointed to serve as the representative, attorney-in-fact and agent for and on behalf of the Shareholders and their respective heirs, beneficiaries, legatees, legal representatives, successors and assigns (in such capacity, the “Shareholders’ Representatives”) with respect to the matters set forth in this Agreement, including those matters referred to in ARTICLE VII, any adjustment to the Headline Value or Closing Payment, as set forth in ARTICLE II, and the Escrow Agreement. Such power of attorney is coupled with an interest and is irrevocable by the Shareholders.

(b)     All decisions and actions by the Shareholders’ Representatives (acting by a vote of majority in interest of the Shareholders’ Representatives’ Shares held immediately prior to the Closing in case of matters relating to the Holdback Representatives Reserve, Net Working Capital Adjustment or unpaid Company Transaction Expenses, or by vote of majority in interest of the Retained Founders Contribution Percentage determined as of the earlier of action or the second anniversary of the Closing Date) shall be binding upon all of the Shareholders, and no Shareholder shall have the right to object to, dissent from, protest, negate or otherwise contest the same. Any actions by a Shareholders’ Representative taken pursuant to the authority granted under this Section 9.01 shall be deemed to be the action of all of the Shareholders’ Representatives. Each Shareholder waives any and all defenses that may be available to object to, dissent from, protest, negate or otherwise contest, any action of the Shareholders’ Representatives taken pursuant to the authority granted in this Section 9.01.

(c)     The power and authority granted to the Shareholders’ Representatives pursuant to Section 9.01 (a) includes the power and authority to: (i) execute and deliver the Escrow Agreement and any other agreements, certificates, receipts, instructions, notices or instruments contemplated by or deemed by the Shareholders’ Representatives to be advisable in connection with the Escrow Agreement; (ii) negotiate, settle, compromise and otherwise handle any claims for indemnification made by an Indemnified Party pursuant to ARTICLE VII (including authorizing the delivery to Buyer of all or any portion of the amounts then held in the Escrow Account in satisfaction of any such indemnification claim and authorizing the delivery to Buyer of all or any portion of the amounts then held in the Escrow Account in satisfaction of any such indemnification claim pursuant to ARTICLE VII) pursue or respond to litigation and comply with orders of courts with respect to any such indemnification claims; (iii) review the Closing Statement, provide comments to the Closing Statement, negotiate, settle and compromise any dispute with respect to the Closing Statement and (iv) take all other actions the Shareholders’ Representatives deem necessary or appropriate for the accomplishment of the foregoing.

(d)     If all of the Shareholders’ Representatives resign from such position, such Shareholders’ Representatives shall designate a replacement Shareholders’ Representative prior to such resignation or, if the Shareholders’ Representatives shall fail to do so, a replacement Shareholders’ Representatives shall be appointed by the Persons (other than the resigning Shareholders’ Representatives) who held a majority of the Shares immediately prior to the Closing Date shall have the right to appoint a successor Shareholders’ Representatives. The prior written consent of Buyer shall be required for the appointment of any replacement Shareholders’ Representatives who is not a Shareholder or an employee of a Shareholder.

(e)     Buyer shall be entitled to conclusively rely on all statements, representations and decisions of the Shareholders’ Representatives as those of the Shareholders, without any independent investigation or verification.

Section 9.02     Expenses. Except as otherwise expressly set forth in this Agreement, Buyer shall pay its own expenses (including investment banking, brokerage, legal, accounting and other professional fees and expenses) incurred in connection with the negotiation of this Agreement, the performance by Buyer of its obligations hereunder and the consummation of the transactions contemplated by this Agreement. Except as otherwise expressly set forth in this Agreement, each Shareholder shall pay such Shareholder’s own expenses (including investment banking, brokerage, legal, accounting and other professional fees and expenses) incurred in connection with the negotiation of this Agreement, the performance by such Shareholders’ obligations hereunder and the consummation of the transactions contemplated by this Agreement. The Company shall pay the Company Transaction Expenses; provided, however, that the Shareholders (in accordance with their respective pro rata share reflected in the Funds Flow Statement shall be responsible for and shall pay any Company Transaction Expenses that are not paid prior or at the Closing.

Section 9.03     Notices. All notices, requests, consents, Claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.03):

if to the Company,

SoundChip SA

Rue Champ-de-l’Essert, 32
Aran-Villette CH-1091

Canton Vaud

Switzerland

Attention:     Mark Weldon

Facsimile:     41 21-560-42-54

Email:          mark@terrasancta.co.nz

with a copy (which shall not constitute notice) to:

Kelley Drye & Warren LLP
101 Park Avenue, 30th Floor

New York, NY 10178

Attention:     Merrill Stone, Esq.

Facsimile:     (212) 808-7897

Email:          mstone@kelleydrye.com

and

CBWM & Associes
Place Benjamin-Constant 2
1003 Lausanne
Switzerland
Attention:     Jérôme Guex
Facsimile:     41-21-321-00-77
Email:          jguex@cbwm.ch

if to Buyer,

DSP Group Ltd.

Attention:     Dror Levy, CFO

Email:          dror.levy@dspg.com

with a copy (which shall not constitute notice) to:

Attention:     Dima Friedman

Email:          dima.friedman@dspg.com

and

Sharon Raviv & Co., Law Offices

Attention:     Adv. Sharon Raviv

Facsimile:     +972-3-6161500

Email:          sharon@ravivlaw.com

if to Shareholders’ Representatives,

Rue Champ-de-l’Essert 32

Aran-Villette CH-1091

Switzerland

Attention: Mark Donaldson

Email: mark.donaldson.ch@gmail.com

and

SoundChip
Rue Champ-de-l’Essert, 32

Aran-Villette CH-1091
Canton Vaud

Switzerland
Attention:     Mark Donaldson

Facsimile:     41-21-552-08-48

Email:          mark.donaldson@soundchip.ch

8 Uplands Road, Umston

Manchester M41 6PU

United Kingdom

Attention :     Dr. Paul Darlington
Facsimile:     41-21-560-42-54

Email:          paul.darlington@soundchip.ch

c/o Soundchip SA

Room 617

41 Heung Yip Road

Wong Chuk Hang

Hong Kong SAR

Attention:     Dr. Ben Skelton
Facsimile:     41-21-560-42-54

Email:          ben.skelton@soundchip.ch

Section 9.04     Interpretation. For purposes of this Agreement: (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 9.05     Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 9.06     Assignment. Neither this Agreement nor any of the rights or obligations hereunder may be assigned or delegated, in whole or in part, by operation of law or otherwise, (a) by Buyer without the prior written consent of the Company (prior to the Closing) or the Shareholders’ Representatives (after the Closing); or (b) by the Company or any Shareholder or Founder, or by the Shareholders' Representatives, without the prior written consent of Buyer; provided, however, that Buyer may assign all of its rights, interests or obligations under this Agreement or any related documents to any Affiliate of Buyer so long as any obligations so assigned are guaranteed in full by the Buyer and the Buyer remains secondarily liable for the full and timely performance of such obligations. Any purported assignment or delegation by any party of this Agreement or any of the rights or obligations hereunder in violation of this Section 9.06 shall be void and of no force or effect. Any permitted assignee shall assume all obligations of its assignor under this Agreement, and no assignment shall relieve any party of its responsibility for the performance of any obligation under this Agreement. Subject to the foregoing, this Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

Section 9.07     Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 9.08     Entire Agreement. This Agreement together with the Disclosure Schedules and Exhibits attached hereto constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein and supersede all prior and contemporaneous representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 9.09     No Third-party Beneficiaries. Except as provided in ARTICLE VII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 9.10     Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 9.11     Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)     This Agreement, and any dispute arising out of, relating to, or in connection with this Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or of any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware, except that any Claims or disputes arising out of or pursuant to Section 1.02, Section 1.05 and Section 1.10 shall be construed, performed, governed and enforced in accordance with the Laws of Switzerland, without giving effect to any choice or conflict of law provision or rule (whether of Switzerland or of any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than Switzerland. The parties hereby irrevocably and unconditionally consent to and submit to the exclusive jurisdiction of each state and federal court located in the State of Delaware and each appellate court therefrom for any actions, suits or Proceedings arising out of or relating to this Agreement or the matters contemplated herein or therein (and agree not to commence any action, suit or Proceeding relating thereto except in such courts); provided, that, with respect to any Claim or dispute arising out of or pursuant to Section 1.02, Section 1.05 and Section 1.10, the parties hereby irrevocably and unconditionally consent to and submit to the exclusive jurisdiction of competent courts of Geneva in connection with any such legal Proceeding for any actions, suits or Proceedings arising out of or relating to Section 1.02, Section 1.05 and Section 1.10 (and agree not to commence any action, suit or Proceeding relating thereto except in such courts).

(b)     ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF DELAWARE, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)     EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 9.11(c).

Section 9.12     Representation by Kelley Drye. Buyer acknowledges that Kelley Drye & Warren LLP has served as legal counsel to the Company in connection with this Agreement and the transactions contemplated hereby. Buyer waives and will not assert, and agrees to cause the Company to waive and to not assert after the Closing, any conflict of interest arising out of the representation, after the Closing of any Affiliate of the Company or any pre-closing officer, director, employee, manager of the Company or any such Affiliate in any matter involving this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby, by Kelley Drye & Warren LLP.

Section 9.13     Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 9.14     Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 9.15     Non-recourse. This Agreement may only be enforced against, and any Claim, action, suit or other legal proceeding based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. No past, present or future director, officer, employee, incorporator, manager, member, partner, stockholder, Affiliate, agent, attorney or other Representative of any party hereto or of any Affiliate of any party hereto, or any of their successors or permitted assigns, shall have any liability for any obligations or liabilities of any party hereto under this Agreement or for any Claim or action based on, in respect of or by reason of the transactions contemplated hereby.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SHAREHOLDERS: /s/ Paul Darlington Paul Darlington [*****] /s/ Mark Donaldson Mark Donaldson and [*****]

[*****] [*****] [*****] [*****] [*****] [*****] [*****] /s/ Benjamin Charles Skelton Benjamin Charles Skelton [*****]
[*****] By Name: Title: [*****]

By Name: Title: [*****] By____________________________ Name: Title: BUYER:

DSP GROUP LTD.

By /s/ Ofer Elyakim Name: Ofer Elyakim Title: CEO By /s/ Dror Levy Name: Dror Levy Title: CFO COMPANY: SOUNDCHIP SA

By /s/ Mark Donaldson Name: Mark Donaldson Title: Director and CEO SHAREHOLDERS’ REPRESENTATIVES: /s/ Mark Donaldson Mark Donaldson /s/ Ben Skelton Ben Skelton /s/ Paul Darlington Paul Darlington

ANNEX A

ARTICLE X

DEFINITIONS

As used in the Agreement, each of the following terms has the meaning given in this Annex A:

“2018 Audited Financial Statements” has the meaning set forth in Section 2.05.

“2019 Audited Financial Statements” has the meaning set forth in Section 2.05.

“Acquisition Proposal” has the meaning set forth in Section 5.13.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Anti-Corruption Laws” means any Laws relating to anti-bribery or anti-corruption (governmental or commercial) which are applicable to the Company, including laws that prohibit the corrupt payment, offer, promise, or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any foreign government official, foreign government employee or commercial entity to obtain a business advantage, including the U.K. Bribery Act of 2010, and all national and international Laws applicable to the Company enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.

“Balance Sheet” has the meaning set forth in Section 2.05.

“Balance Sheet Date” has the meaning set forth in Section 2.05.

“Benefit Plan” has the meaning set forth in Section 2.16(a).

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in California are authorized or required by Law to be closed for business.

“Buyer” has the meaning set forth in the preamble.

“Buyer Benefit Plans” has the meaning set forth in Section 5.06(b).

“Buyer Indemnitee” has the meaning set forth in Section 7.02.

“CHF” means Swiss franc, the legal currency of Switzerland.

“Claims” means any and all claims (including any cross-claim or counterclaim), causes of action, suits, charges, complaints, litigation, demands, arbitration, or other Proceedings (including any civil, criminal, administrative, investigative or appellate Proceeding), hearings, disputes and other assertions of Liability, whenever or however arising.

“Closing” has the meaning set forth in Section 1.02.

“Closing Date” has the meaning set forth in Section 1.02.

“Closing Payment” means the amount of the Closing Escrow Deposit, the Representatives’ Reserve and the Company Transaction Expenses.

“Company” has the meaning set forth in the preamble.

“Company Intellectual Property” has the meaning set forth in Section 2.11(b).

“Company Products” means all Software and other products or components currently in development by or for the Company, from which the Company has derived within the five (5) years preceding the date hereof, is currently deriving or expects or plans to derive, revenue from the sale, license, maintenance or provision thereof.

"Company Software" means Software developed by the Company, that is either embedded in any Company Products or is otherwise used by the Company in the operation of its business, with the exception solely of any such Software (i) that is used by the Company in an incidental or ad hoc manner, (ii) that is not required for the Company to conduct its business, as currently conducted and (iii) the lack of which will have a negligible effect on the business of the Company as currently conducted.

“Company Transaction Expenses” means (i) the aggregate amount of fees, costs and expenses incurred or owed or reimbursed or reimbursable by or on behalf of the Company in connection with the negotiation, entering into, and consummation of this Agreement, including fees and fees and expenses of investment bankers, finders, consultants, attorneys, accountants, brokers, or others), (ii) any severance payments, change of control payments, stay or retention bonuses, transaction bonuses, special bonuses, exit bonuses or similar payment obligations owed by the Company to any officer, director, employee or independent contractor or other individual service provider of the Company and payable in connection with the transactions contemplated hereby (in each case, including the employer’s share of payroll and employment Taxes payable on or triggered by such payments or other forms of compensation), it being understood that the Employment Agreements or other agreements negotiated by Buyer in connection with the consummation of this Agreement shall not be construed, in themselves, as payments owing in connection with the transactions contemplated hereby; and (iii) any Taxes payable by the Company in connection with the payments contemplated by item (ii) of this definition.

“Confidentiality Agreement” means the Mutual Confidentiality Agreement, dated as of September 17, 2019, between the Company and DSP Group, Inc., a Delaware corporation.

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“Contract” means any contract, agreement, instrument, lease, sublease, loan agreement, indenture, bond, note, mortgage, license, sublicense, purchase or sale order, quotation or other arrangement, commitment, plan, understanding, undertaking or other obligation, whether written or oral, that is binding or enforceable on at least one of the parties thereto.

“Contribution Amount” means in respect of Mark Donaldson, the sum of [*****], in respect of Ben Skelton means [*****] and in the case of Paul Darlington means [*****].

“Contribution Percentage” means in respect of each Founder, (i) if determined as of the Closing Date, the number determined by dividing such Founder’s Contribution Amount by $2,000,000 or (ii) if determined in respect of other Retained Founders as of a specified date, the number determined by dividing such Founder’s Contribution Amount by the aggregate Contribution Amount of all Retained Founders (such status determined as of such specified date).

“DBMx Devices” has the meaning set forth in Section 1.04(a).

“Direct Claim” has the meaning set forth in Section 7.05(d).

“Disclosure Schedules” means the Disclosure Schedules delivered by Shareholder and Buyer concurrently with the execution and delivery of this Agreement.

“Dollars or $” means the lawful currency of the United States.

“Earn-Out Payment” has the meaning set forth in Section 1.03(a)(iv).

“Employees” means those Persons employed by the Company immediately prior to the Closing.

“Employment Agreement” means an employment agreement by and between the Company and each Key Shareholder, substantially in the form of Exhibits F-1 to F-3.

“Encumbrance” means any lien, pledge, mortgage, deed of trust, security interest, charge, claim, easement, encroachment or other similar encumbrance.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials.

“Equity Interests” means any and all shares, options, warrants or other securities, rights or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire any shares of, or voting securities or equity interests in any Person or stock appreciation rights or “phantom” stock awards with respect to any share capital of any Person.

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“Escrow Agent” means Thomas Winkler of Dietrich, Baumgartner & Partner in Zurich, Switzerland.

“Escrow Agreement” means the escrow agent agreement by and among Buyer, Shareholders’ Representatives and Escrow Agent substantially in the form of Exhibit G.

"Excluded Damages" means any (i) punitive, special or exemplary damages, or (ii) incidental, consequential or indirect damages, including loss of future revenue or income, or loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, in each case unless such damages are payable pursuant to a Third-Party Claim.

“Federal Funds Rate” means, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with member banks of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that: if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day.

“Financial Statements” has the meaning set forth in Section 2.05.

“Founder” has the meaning set forth in the preamble.

“Funds Flow Statement” means a statement setting forth (a) the names of the Persons entitled to payment under Section 1.03, with each such Person’s wire instructions and address and (b) the amount or percentage of the balance to be paid or released to such Person (i) at the Closing, (ii) in respect of the Escrow, (iii) out of the Earn-Out Payment or the Super Earn-Out Payment, if any, and (iv) otherwise pursuant to this Agreement, set across from such Person’s name.

“GAAP” means generally accepted accounting principles according to the Swiss Code of Obligations (Art. 957 through 963b), as in effect on the date of this Agreement.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or man-made, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.

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“Income Tax Return” means all written returns (including any information returns), reports, declarations, claims for refund, statements and schedules, in each case, filed or required to be filed with a Taxing Authority relating to Taxes on net income, including any amendment thereof and including any attachment thereto.

“Indebtedness” means, with respect to any Person, without duplication, any obligation of such Person (a) (i) constituting the principal amount, plus any related accrued and unpaid interest, fees, expenses and prepayment premiums or penalties, for borrowed money; (ii) evidenced by any note, bond, debenture, bankers acceptance, letter of credit or other instrument, facility or debt security (including a purchase money obligation); (iii) upon which interest charges (other than late payment charges) are customarily paid or owed; (iv) issued or assumed as the deferred purchase price of property or services, conditional sale obligations and obligations under any title retention agreement; or (v) under any lease or similar arrangement that would be required to be accounted for by the lessee as a capital lease in accordance with GAAP; (b) under any synthetic lease obligations, sale-leaseback obligations and other similar indebtedness obligations, whether secured or unsecured; (c) under any direct or indirect guarantee (or keepwell agreement) by such Person of any indebtedness of any other Person described in the preceding clause (a); (d) to reimburse any bank or other Person for amounts paid under a letter of credit or similar instrument (other than those issued in respect of performance obligations in the ordinary course); (e) under interest rate, currency and other derivative Contracts; (f) constituting any indebtedness to any Shareholder or such Shareholder’s Affiliates, or (g) constituting any indebtedness secured by any Encumbrances on the Company’s assets. For the sake of clarity, any underfunded or unfunded Benefit Plan shall not constitute Indebtedness.

“Indemnified Party” has the meaning set forth in Section 7.04.

“Indemnifying Party” has the meaning set forth in Section 7.04.

“Insurance Policies” has the meaning set forth in Section 2.12.

“Intellectual Property” has the meaning set forth in Section 2.11(a).

“Interim Balance Sheet” has the meaning set forth in Section 2.05.

“Interim Balance Sheet Date” has the meaning set forth in Section 2.05.

“Interim Financial Statements” has the meaning set forth in Section 2.05.

“Judicial Authority” means any court, arbitrator, special master, receiver, tribunal or similar body of any kind (including any Governmental Authority exercising judicial powers or functions of any kind).

“Key Shareholder” means Mark Donaldson, Ben Skelton and Paul Darlington.

“Knowledge” of Company or “Company’s Knowledge” or any other similar knowledge qualification, means the actual knowledge of the Founders.

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“Law” means any treaty, statute, law (including common law), ordinance, regulation, judgment, decree, injunction, ruling, Order or rule issued, promulgated or entered by or with any Governmental Authority.

“Leased Property” means the real property leased or subleased by the Company, together with all buildings, structures and facilities located thereon.

“Liabilities” means any liabilities or obligations whatsoever (whether matured or unmatured, known or unknown, fixed or contingent, asserted or unasserted, liquidated or unliquidated or otherwise).

“Losses” means any losses, damages, awards, judgments, fines, penalties, costs, fees or expenses, including reasonable attorneys’ fees and expenses, but excluding Excluded Damages except in the case of actual fraud or willful intent to deceive.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that individually or in the aggregate with all other events, occurrences, facts, conditions or changes: has had, or would reasonably be expected to have, a material adverse effect on (a) the business, results of operations, condition (financial or otherwise), rights or assets of the Company, or (b) the ability of one or more Shareholders or the Company to consummate the transactions contemplated hereby or to otherwise fulfill its or their obligations under this Agreement, in each case in a timely manner; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Company operates; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of Buyer; (vi) any matter of which Buyer is aware on the date hereof; (vii) any changes in applicable Laws or accounting rules (including GAAP) or the enforcement, implementation or interpretation thereof; (viii) the announcement, pendency or completion of the transactions contemplated by this Agreement, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with the Company; (ix) any natural or man-made disaster or acts of God; (x) any failure by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded); or (xi) any unforeseen changes to the Company’s relationship and/or commercial arrangements with STMicroelectronics, to the extent these are a direct result of either (A) disclosures made to STMicroelectronics by the Buyer; and/or (B) actions taken or proposals made to STMicroelectronics by the Buyer, whether prior to, or following, the Closing.

“Material Contracts” has the meaning set forth in Section 2.08(a).

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“Net Working Capital” means current assets, less the sum of (i) the amount of any Indebtedness not paid at the time of Closing and, without duplication, current liabilities, determined in accordance with Section 1.07(e) and (ii) [*****]; provided that in no event shall the calculation of Net Working Capital include any (i) Company Transaction Expenses, (ii) "Shareholder Limited Recourse Loans" as reflected in the Financial Statements (it being understood that such Loans will be paid off in full at Closing and the cash received therefor will be included as a current asset); (iii) intangible assets (iv) tax assets (which, for the sake of clarity, do not include any VAT reimbursements), (v) tax liabilities (other than VAT payables) or (vi) unfunded or underfunded Benefit Plans.

“Net Working Capital Adjustment” means the (i) positive adjustment to the Headline Value for the amount, if any, by which the Net Working Capital as of the Closing Date exceeds the Target Working Capital, or (ii) the negative adjustment to the Headline Value for the amount, if any, by which the Target Working Capital exceeds the Net Working Capital as of the Closing Date.

“Neutral Accountant” shall mean BDO SA in Lausanne, Switzerland, or, if such firm is unwilling to serve in such capacity, another independent nationally-recognized Neutral Accountant reasonably acceptable to both Buyer and Shareholders’ Representatives (it being acknowledged that an objection to the proposed Neutral Accountant shall be reasonable if such Neutral Accountant has previously provided services to Buyer, the Company, any Shareholder or the Shareholders’ Representative).

“Open Source Software” means any Software that is licensed pursuant to: (i) any license that is a license now or in the future approved by the Open Source Initiative and listed at http://www.opensource.org/licenses, which licenses include all versions of the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the GNU Affero GPL, the MIT license, the Eclipse Public License, the Common Public License, the CDDL, the Mozilla Public License (MPL), the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), and the Sun Industry Standards License (SISL); or (ii) any license to Software that is considered “free” or “open source software” by the Open Source Foundation or the Free Software Foundation.

“Order” means any judgment, writ, decree, directive, decision, injunction, ruling, award or order (including any consent decree or cease and desist order) of any kind of any Governmental Authority or Judicial Authority.

“Organizational Documents” of a Person means: (a) its articles of incorporation, certificate of incorporation, certificate of formation or similar document(s) filed with a Governmental Authority, which filing forms or organizes the Person; and (b) its bylaws, limited liability company operating agreement, partnership agreement, trust agreement or similar document(s), whether or not filed with a Governmental Authority, which organize or govern the internal affairs of such Person, in the case of each of clause (a) and (b) above, as in effect at the time in question.

“Pay-Off Letters” means letters in form and substance reasonably satisfactory to Buyer, together with wire instructions and any other information or instruments as may be necessary to effect the payment and satisfaction in full of all Company Transaction Expenses and the release of any Encumbrances in respect of such Company Transaction Expenses.

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“Permits” means all permits, licenses, franchises, approvals, authorizations, and consents required to be obtained from Governmental Authorities.

“Permitted Encumbrances” has the meaning set forth in Section 2.10(a).

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Pre-Closing Period” has the meaning set forth in Section 5.01.

“Pre-Closing Tax Period” means any taxable period (and the portion of any Straddle Period) ending on or before the Closing Date.

“Proceeding” means any action, arbitration, audit, charge, claim, complaint, demand, hearing, litigation, investigation, inquiry, proceeding or suit (whether civil, commercial, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before any Governmental Authority.

“Purchase Price” has the meaning set forth in Section 1.02.

“Q1 2020 Audited Financial Statements” has the meaning set forth in Section 5.02.

“Real Property” means the real property owned, leased or subleased by the Company, together with all buildings, structures and facilities located thereon.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Representatives’ Reserve” has the meaning set forth in Section 2.03(iii).

“Retained Founder” has the meaning set forth in Section 1.05(c).

“Samsung” means Samsung Electronics Corporation, and/or its relevant purchasing subsidiaries, Affiliates, and designees and its or their successors and assigns.

“Shareholders” has the meaning set forth in the preamble.

“Shareholders’ Representatives” has the meaning set forth in the recitals.

“Shares” has the meaning set forth in the recitals.

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“Software” means any and all (i) computer programs of any kind, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (ii) data, databases and compilations, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, including user interfaces, firmware, and development tools and (iv) all documentation, including user manuals and other training documentation, related to any of the foregoing.

“Strategic PO” has the meaning set forth in Section 1.04(a).

“Straddle Period” means any taxable period that begins on or before and ends after the Closing Date.

“Super Earn-Out Payment” has the meaning set forth in Section 1.03(a)(v).

“Super Earn-Out Target” has the meaning set forth in Section 1.04(b).

“Target Working Capital” equals [*****].

“Tax” or “Taxes” means any and all federal, national, state or local taxes, assessments, reassessments, duties, levies or other governmental charges in the nature of a tax of any kind whatsoever, whether disputed or not, including all income, franchise, withholding, gross receipts, ad valorem, premium, withholding, employment, payroll intangible, unitary, license, estimated, environmental, unclaimed property or escheatment, alterative or add-on minimum, customs duties, share capital, social security (or similar), registration, stamp, occupation, unemployment insurance, social security, sales, use, excise, real and personal property, stamp, services, transfer, VAT and workers’ compensation, windfall or excess profits taxes, together with all interest, fines, penalties, assessments and additions with respect thereto (or in lieu thereof).

“Tax Claim” has the meaning set forth in Section 5.09(a).

“Tax Return” means all written returns (including any information returns), reports, declarations, claims for refund, statements and schedules, in each case, filed or required to be filed with a Taxing Authority relating to Taxes, including any amendment thereof and including any attachment thereto.

“Taxing Authority” means any Governmental Authority exercising any authority to impose, regulate or administer the imposition of Taxes.

“Termination Date” has the meaning set forth in Section 8.01(b)(i).

“Third-Party Claim” has the meaning set forth in Section 7.05(a).

“Trade Control Laws” means any applicable Law related to economic or trade sanctions, all applicable Laws relating to export, re-export, transfer, and import controls, or applicable Laws relating to the prevention of money laundering.

“Transaction Documents” means this Agreement, the Disclosure Schedules, the Escrow Agreement and any other document or instrument to be entered into by or among the Company, the Buyer or the Shareholders in connection with the transactions contemplated by this Agreement.

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